     As filed with the Securities and Exchange Commission on April 5, 2000

                                                     Registration No. 333-
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                --------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                                --------------
                                 PEOPLEPC INC.
            (Exact name of Registrant as specified in its charter)

             Delaware                           443120                         13-4048510
 (State or other jurisdiction of     (Primary Standard Industrial           (I.R.S. Employer
  incorporation or organization)        Classification Number)            Identification No.)

                                     100 Pine Street, Suite 1100
                                   San Francisco, California 94111
                                            (415) 732-4400

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                --------------
                                  Nick Grouf
                            Chief Executive Officer
                                 PeoplePC Inc.
                          100 Pine Street, Suite 1100
                        San Francisco, California 94111
                                (415) 732-4400
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                  Copies to:

                 Larry Sonsini                                     Frank Golay
                 Mark Bertelsen                                Sullivan & Cromwell
                   Neil Wolff                                 1888 Century Park East
        Wilson Sonsini Goodrich & Rosati                  Los Angeles, California 90067
               650 Page Mill Road                                 (310) 712-6600
          Palo Alto, California 94304
                 (650) 493-9300

                                --------------
       Approximate date of commencement of proposed sale to the public:
     As soon as practicable after the effective date of this Registration
                                  Statement.

                                --------------
  If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]
                                --------------
                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------
------------------------------------------------------------------------------
   Title of Each Class of           Amount to be        Amount of Registration
 Securities to be Registered       Registered(1)                 Fee
------------------------------------------------------------------------------
Common Stock, $0.0001 par
 value per share............        $100,000,000               $26,400
------------------------------------------------------------------------------
------------------------------------------------------------------------------

(1) Estimated solely for the purposes of determining the registration fee pursuant to Rule 457(o) promulgated under the Securities Act.
                                --------------
  The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. These securities may not be sold until the registration statement +
+filed with the Securities and Exchange Commission is effective. This          +
+preliminary prospectus is not an offer to sell nor does it seek an offer to   +
+buy these securities in any jurisdiction where the offer or sale is not       +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  Subject to Completion. Dated April 5, 2000.

                                       Shares

                                [PEOPLEPC LOGO]

                                  Common Stock

                                  ----------

  This is an initial public offering of shares of common stock of PeoplePC Inc.
All of the      shares of common stock are being sold by PeoplePC.

  Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price will be
between $     and $    . PeoplePC has applied for quotation of the common stock
on the Nasdaq National Market under the symbol "PEOP".

  See "Risk Factors" beginning on page 6 to read about factors you should consider before buying shares of the common stock.

                                  ----------

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                  ----------

                                                                 Per Share Total
                                                                 --------- -----
Initial public offering price...................................   $       $
Underwriting discount...........................................   $       $
Proceeds, before expenses, to PeoplePC..........................   $       $

  To the extent that the underwriters sell more than      shares of common
stock, the underwriters have the option to purchase up to an additional shares from PeoplePC at the initial public offering price, less the underwriting discount.

                                  ----------

  The underwriters expect to deliver the shares against payment in New York,
New York on       , 2000.

Goldman, Sachs & Co.                                         Merrill Lynch & Co.

               Chase H&Q

                                                      Thomas Weisel Partners LLC

                                  ----------

                     Prospectus dated              , 2000.

[Inside Front Cover, Gate Fold-out and Inside Back Cover]

Inside Front Cover:  The table of contents
------------------

Gate Fold-out:
-------------

Top Caption:     People PC offers enterprises and consumers an affordable
                 package of products and services that makes it easy to get a computer and get online.

Left:  Pictures--Three pictures along left side.

      Picture 1--Picture 1 is of a computer system bundle. To the left of
                 Picture 1 is the caption "Our members receive a complete multimedia computer system that includes a high-quality personal computer (made by IBM, HP, Compaq or Toshiba) with peripherals such as a color monitor, modem, CD-ROM and floppy diskette drives. They are pre-loaded with software from Quicken, McAfee, Microsoft and other leading vendors. What's more, we provide a new, up-to-date computer system every three years from PeoplePC members."

      Picture 2--Picture 2 is of software loaded on our computer system bundles.

      Picture 3--Picture 3 is of an in-home service van. Below Picture 3 is the caption "Easy set-up, comprehensive support (even in-home service.) PeoplePC's aim is to make our members' experience hassle free and worry free. Our easy-to-follow instructions and telephone support are designed to minimize the difficulty of computer and Internet set-up. A three-year parts and labor warranty on hardware, including in-home service, together with 24x7 tech support and customer assistance ensure every member gets help when they need it."

Center: Picture of PeoplePC spokesperson with a diagram summarizing PeoplePC's service offerings as including "PC, Internet, Deals and Service."

Right: Pictures--Two pictures along right side

      Picture 1--Picture 1 is of a home page with links to PeoplePC's vendor offerings. To the left of Picture 1 is the caption "Unlimited, Fast and Reliable Internet Access. We have working relationships with the world's largest Internet providers to offer our members Internet access 24x7. Our membership package includes unlimited use of this access. Additionally, our members have their own personal email accounts and can host their own web sites."

      Picture 2--Picture 2 is of shopping bags. To the right of Picture 2 is the caption "The power (and savings) of aggregated buying. The vast collective online purchasing power of our rapidly expanding membership lets members receive discounts and benefits typically reserved for large organizations. Through the PeoplePC Buyer's Club, members can get deals on goods and services from merchants like E*Trade, Gap and 1-800-Flowers."

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before buying shares in the offering. You should read the entire prospectus carefully.

                                  Our Business

  Our business model addresses the increasing need for people to access the Internet, while delivering significant value to consumers, enterprises and merchants. We believe that long-term customer relationships are more valuable than the cost of providing customers with the tools they need to participate in the digital economy. We offer an affordable and convenient membership package that includes a new brand-name computer system, unlimited Internet access, customer support and in-home technical service, as well as the opportunity to benefit from discounts and special offers from merchants that participate in our buyer's club. For enterprises, we provide an integrated solution that enables companies to communicate with their employees, customers and affiliated parties online by providing these parties with the tools to access the Internet away from their workplace. We believe that by providing our package of products and services, enterprises can save money, operate more efficiently and improve employee relations, helping to instill a sense of corporate pride and community among their workforces. In addition, we offer our merchants and suppliers a way to reduce their customer acquisition and retention costs by providing them access to a large group of potential customers and the opportunity to establish long-term relationships with our growing community of members. As the value and size of the PeoplePC membership grows, we believe that more consumers, enterprises, merchants and suppliers will want to participate in our program, which will further enhance the quality and experience of the PeoplePC community.

  Our virtual business model utilizes the capabilities of well-established companies, enabling us to grow rapidly, build on our providers' expertise and maintain efficient cost structures. Once a PeoplePC membership application is processed, our core infrastructure providers help new customers finance their membership, supply members with their computer systems and software, ship the entire package to their homes, connect them to the Internet and provide telephone support and in-home technical service. We have established relationships with leading suppliers such as Compaq, Hewlett-Packard, IBM, Toshiba, Yahoo!, Intuit, McAfee, Microsoft, MBNA, Ingram Micro, UUNet, an MCI WorldCom company, Sykes Enterprises and Critical Path to provide our members with high-quality products and services.

  We provide enterprises with an integrated solution that scales easily and quickly, requires little additional infrastructure investment and provides the enterprise's employees, customers and affiliated parties with the same convenience, quality assurance and valuable benefits enjoyed by all PeoplePC members. We recently entered into agreements with Ford Motor Company and Delta Air Lines, Inc. to provide our products and services to up to 380,000 Ford employees and up to 75,000 Delta employees worldwide who are eligible to participate. We intend to begin distributing our offering to Ford and Delta employees during 2000.

  Through the PeoplePC buyer's club, members can take advantage of discounts and special offers on products and services from our rapidly growing list of merchants. As of March 31, 2000, we have signed agreements with over 50 merchants, including providers of brand-name goods and services such as 1-800-flowers.com, Budget Rent a Car, BUY.COM, E*TRADE, E-LOAN, FTD.COM, Gap Inc., MCI WorldCom, Mondera.com, more.com, priceline.com, The Sports Authority, Tickets.com, wine.com and ZDNet.

  As of March 31, 2000, we had over 130,000 members. From our inception until December 31, 1999, we had gross sales of memberships and products of $24.9 million, total revenues of $4.7 million and a net loss of $64.3 million. We only began offering our products and services on a commercial basis in October 1999 and we cannot be certain that we will generate sufficient revenues to achieve profitability.

                                  The Offering

Shares offered by PeoplePC...........        shares

Shares to be outstanding after the
 offering............................        shares

Proposed Nasdaq National Market
 symbol.............................. "PEOP"

Use of proceeds...................... General corporate purposes, including working capital and the expansion of our
                                      core business. See "Use of Proceeds".

  The number of shares of common stock to be outstanding after this offering is based on 94,988,764 shares outstanding as of March 31, 2000 and excludes:

  . 9,468,252 shares of Series C preferred stock issued after March 31, 2000 that will convert into 9,468,252 shares of common stock;

  . 8,436,250 shares issuable upon exercise of options outstanding as of March 31, 2000 at a weighted average exercise price of $0.879 per share;

  . 500,000 shares issuable upon exercise of a warrant outstanding as of March 31, 2000 at an exercise price of $6.225 per share;

  . 1,905,000 shares issuable to Ford Motor Company upon the exercise of a right to purchase shares at the initial public offering price upon the closing of this offering and, if Ford exercises this right in full, 2,857,500 shares issuable to Ford upon the exercise of a warrant to be outstanding as of the closing of this offering at an exercise price equal to the initial public offering price; and

  . 16,821,000 shares available for future issuance under our stock plans, as well as the automatic annual increases in the number of shares authorized under our 2000 stock plan.

  Except as otherwise noted, we have presented the information in this prospectus based on the following assumptions:

  . each share of preferred stock converts into one share of common stock upon the closing of this offering;

  .  the underwriters do not exercise their overallotment option;

  .  the completion of a two-for-one forward stock split; and

  . the number of shares outstanding includes 8,180,026 shares of common stock issued upon the early exercise of stock options subject to repurchase rights held by us as of March 31, 2000.

                                ---------------

                               Other Information

  We incorporated in Delaware on March 2, 1999. Our principal executive offices are located at 100 Pine Street, Suite 1100, San Francisco, California 94111, and our telephone number at that address is (415) 732-4400. Our Web site is located at www.peoplepc.com. Information contained on our Web site does not constitute part of this prospectus.

  This prospectus contains service marks, trademarks and trade names of PeoplePC, including PeoplePC and the PeoplePC logo.

                         Summary Financial Information
                     (in thousands, except per share data)

                                                                   Period from
                                                                  March 2, 1999
                                                                       to
                                                                  December 31,
                                                                      1999
                                                                  -------------
Statement of Operations Data:
Gross sales of memberships, products and services (see note 1 of
 notes to financial statements).................................    $ 24,947
                                                                    ========
Membership revenues earned (gross sales of $21,410).............    $  1,180
Other revenues..................................................       3,537
                                                                    --------
  Total revenues................................................       4,717
Cost of revenues(1).............................................       6,396
Total operating expenses........................................      63,065
Net loss........................................................     (64,339)
Basic and diluted net loss per share............................    $  (1.99)
Shares used in computing basic and diluted net loss per share...      32,400
Pro forma basic and diluted net loss per share..................    $  (1.11)
Shares used in computing pro forma basic and diluted net loss
 per share......................................................      57,746

                                                     At December 31, 1999
                                                --------------------------------
                                                                      Pro Forma
                                                 Actual   Pro Forma  As Adjusted
                                                --------  ---------  -----------
Balance Sheet Data:
Cash and cash equivalents...................... $ 36,108  $ 36,108       $
Working capital................................    7,624     7,624
Total assets...................................   52,870    52,870
Accumulated deficit............................  (64,339)  (64,339)
Total stockholders' equity (deficit)...........  (61,263)    6,676

  Because we recognize revenues from memberships over a 36-month membership period, we deferred $20.2 million in revenues for the period from inception to December 31, 1999.

  You should read note 1 of the notes to our financial statements for an explanation of the method used to calculate the number of shares used to compute the per share data.

  The pro forma balance sheet amounts reflect the conversion of all outstanding shares of our preferred stock into common stock. The pro forma as adjusted balance sheet amounts reflect the sale of the common stock offered by this
prospectus at an assumed initial public offering price of $   per share after
deducting the estimated underwriting discount and offering expenses payable by us. The pro forma as adjusted amounts do not reflect the issuance in a private placement of 1,893,880 shares of common stock to Ford Motor Company upon the exercise of a right to purchase shares at the initial public offering price upon the closing of this offering.
--------
(1) Includes a nonrecurring charge of $2.0 million.

                                  RISK FACTORS

   You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

   If any of the following risks actually occurs, our business, financial condition or operating results could be seriously harmed. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

                         Risks Related to Our Business

Our limited operating history and our unproven business model make it difficult to evaluate or predict our future business prospects.

  We were incorporated in March 1999 and began selling our products and services on a commercial basis in October 1999. We have a limited operating history and, therefore, limited historical data or operating history upon which to base our forecasts. Since we began selling our products and services, most of our revenues have been derived from the sale of PeoplePC memberships to consumers. While we currently have a relatively small number of members who have purchased our products and services, our business model requires us to increase our membership rapidly. In addition, we anticipate that a significant amount of our future revenues will be derived from payments made to us by merchants who have entered into agreements to participate in our buyer's club. To date, we have not generated meaningful revenues from our buyer's club and we may not generate such revenues in the future.

  As part of our strategy to expand our membership base, we seek to enter into agreements with large enterprises to provide our products and services to employees, customers and affiliated parties of these enterprises. We recently entered into agreements with Ford Motor Company and Delta Air Lines, Inc. to provide our products and services to the employees of these companies. We have not yet begun to deliver our products and services under these agreements and we cannot be certain that we will be able to do so in the future on a timely basis. In order to execute our enterprise strategy, we will need to enter into and perform additional agreements with other large enterprises.

  Our limited operating history, unproven business model and rapidly evolving business make it difficult to evaluate or predict our future business prospects. You should consider our business and prospects in light of the risks and difficulties typically encountered by companies in the early stages of development, particularly those in the rapidly changing markets for personal computers, Internet access and Internet commerce. These challenges include our:

  .  need to increase brand awareness;

  .  need to attract and retain new members rapidly and at a reasonable cost;

  . dependence on third parties to provide our products, services and operations infrastructure;

  .  need to manage growth;

  .  need to compete effectively; and

  . limited experience in providing the products and services we offer or plan to offer.

We depend on third parties to provide most of our services and operations infrastructure. If any of these third parties is unwilling or unable to continue providing services to us, our business could be seriously harmed.

  Our business model relies on third parties, both in terms of our operations infrastructure and also in terms of services that we provide. We currently depend on a number of third parties to execute various parts of our business plan, including:

  . Member Financing. We recently established a relationship with MBNA America Bank, N.A. to provide a 36-month loan with a $24.95 monthly payment to qualified members who wish to finance their membership fees. Our agreement may be terminated by MBNA upon 90 days notice or by us upon 90 days notice after we have submitted a predetermined number of credit applications to MBNA. Either party may terminate our agreement for a material breach following a 45-day cure period. Prior to our relationship with MBNA, we relied on another financial institution to provide credit to our members. We experienced significant difficulties with this institution in administering and implementing our member financing program. If we experience similar difficulties with MBNA, our growth would be slowed.

  . Distribution. We rely on Ingram Micro to provide our computer products, maintain inventory, process orders, prepare merchandise for shipment and distribute our products to individual customers in a timely and accurate manner. Our agreement with Ingram Micro terminates in August 2000 and may be terminated sooner by either party with 90 days written notice or immediately for cause by Ingram Micro, provided that we are given a ten-day cure period.

  . Product Delivery. Ingram Micro uses Federal Express Corporation and United Parcel Service to deliver substantially all of our computer systems.

  . Internet Access. We rely on UUNET Technologies, Inc., an MCI WorldCom company, to provide Internet access to our members. Our agreement with UUNET expires in June 2002, but will be renewed for an additional year unless either party provides notice of its intent not to renew 60 days prior to the end of the term. Either party may terminate the agreement at any time for material breach, provided that the other party is provided a 60-day cure period.

  . Customer Service and Technical Support. We rely on Sykes Enterprises, Incorporated and Ron Weber and Associates, Inc. to operate call centers to provide customer service and technical support for our members. We also rely on DecisionOne to provide telephone and email technical support. Our agreement with Sykes terminates in July 2000 and automatically renews for one-year periods. Either party may terminate the agreement at any time with 90 days written notice or if a default occurs. Our agreement with Ron Weber and Associates expires in February 2002 and either party may terminate the agreement with 60 days written notice. Our agreement with DecisionOne may be terminated at any time by either party.

  . Technical Service and Warranty. We rely on Service Net, Inc. to provide our members a three-year hardware warranty covering parts and labor and in-home technical service. Our agreement with Service Net terminates in November 2002 and is automatically renewed for two-year terms. After November 2002, either party may terminate the agreement with 90 days written notice.

  . Email Hosting. All email services provided to our members are hosted by Critical Path, Inc. Our agreement with Critical Path expires in October 2000 and may be terminated by either party with 90 days written notice. Either party may terminate the agreement at any time for material breach provided that the other party is provided a 30-day cure period.

  We have limited control over the internal operations and procedures of these third parties. Our agreements with these parties do not require them to give our orders priority over those of other parties with whom they may do business. The third parties upon which we rely may breach or terminate their agreements with us or fail to perform their obligations thereunder. If the parties with whom we contract are unable or unwilling to fulfill these obligations, we may experience delays if we are required to find other entities that can provide such services. Further, we may have failed to contract with third parties for an adequate level of service and these third parties may be unable or unwilling to provide the level of service we require. In addition, there can be no guarantee that we would be able to contract for such services from other providers in a timely manner and on acceptable commercial terms, if at all. Our business interruption insurance may not be sufficient to compensate us for losses that could occur as a result of non-performance by any of the entities upon which we rely, and does not cover situations where we have contracted for inadequate levels of service.

  Our future success is dependent on our ability to provide timely and accurate order fulfillment and high-quality service to our members. We depend on third parties to fulfill our orders and provide our services. If the services provided by any of these third parties become unsatisfactory, our reputation, brand name and revenues may be harmed.

We depend on third-party computer suppliers. If these suppliers are unwilling or unable to provide us with their products in the future, our business would be seriously harmed.

  We rely on third parties, including Compaq, Hewlett-Packard, IBM and Toshiba, to supply the computer systems we provide to our customers. In the future, we may rely on these and other suppliers to provide our systems. We may not be successful in managing our relationships with these suppliers, and if existing suppliers cannot provide the products we require at commercially reasonable prices and we are not able to find suitable alternative suppliers, our business would be harmed. Moreover, we may not be able to monitor or control effectively the quality of the computers manufactured by our suppliers or the speed and accuracy of their distribution. Low-quality products, slow distribution or similar inadequacies may harm our reputation and brand name, and demand for our products would decline. In addition, we may need to spend money and expend other resources to remedy these problems. For example, in 1999 Ingram Micro received a shipment of computers from one of our suppliers for distribution to our members that did not conform to product specifications. We currently are holding discussions with Ingram Micro and the supplier to determine the disposition of the nonconforming products. The receipt of nonconforming computers caused us to cancel a direct-mail promotional campaign and other advertising. We have incurred losses due to the canceled advertisements, recorded a provision relating to the cost of resolving any potential dispute over the nonconforming computers and expended a significant amount of money and management's time in connection with the matter.

Our relationships with Ford Motor Company and Delta Air Lines, Inc. are complex and involve many risks. If we are not successful in managing these relationships or if we are unable to enter into relationships with other large enterprises in the future, our business will be harmed.

  We entered into an agreement with Ford in April 2000 and an agreement with Delta in January 2000 to provide our products and services to the employees of these companies worldwide. We have not yet performed our obligations under the Ford and Delta agreements and the breadth and complexity of our obligations will require a great deal of effort and coordination to achieve successful execution. As a result, there are many risks related to these agreements, including:

  . Rapid Expansion. The Ford and Delta agreements require us to expand our operations rapidly in a very short time. For example, we have agreed to provide computer systems and other membership services to up to 380,000 Ford employees and up to 75,000 Delta employees worldwide who are eligible to participate. We have not begun delivering products under these agreements and we may not be successful in delivering products at the required times.

  . International Expansion. We do not currently offer our products and services internationally. While international expansion is a key part of our business strategy, the global nature of these agreements requires us to expand our operations for our enterprise customers into international markets on an accelerated time frame. We may encounter difficulties with our international expansion, including high costs, unreliable Internet access, complex international operations and differing regulatory requirements.

  . Customized Product Offerings. The Ford and Delta agreements require us to provide products and services that we currently do not offer to our general membership. For example, we have agreed to offer laptop computers and premium packages that include higher performance computer systems, customized software and other customized features of our products and services. Customizing these features, especially where the services of third parties are required, can be complicated and difficult to complete accurately and in a timely manner.

In the event that we do not realize the intended benefits of these relationships or we do not deliver on our obligations, we will have spent a great deal of time and resources that may otherwise have been directed to more profitable activities. In addition, customer perceptions and our business will be adversely impacted if these relationships are not successful.

  In addition to our relationships with Ford and Delta, we intend to enter into agreements with other large enterprises to acquire new customers and to promote our brand. Any future agreements with large enterprises will involve additional risks, some of which will be unique to the specific enterprises, and will require us to expand our operations rapidly to support the large incremental increases in PeoplePC members associated with these agreements. If we are unable to enter into agreements with large enterprises in the future or if we are unable to maintain these relationships successfully, our business would be harmed.

We have incurred significant losses and expect to incur additional losses in the future.

  We have incurred a net loss of $64.3 million for the period from our inception until December 31, 1999. We expect to continue to incur operating and net losses for the forseeable future, and we may not be able to generate sufficient revenue to achieve profitability. We anticipate that our operating expenses will increase substantially as we:

  .  increase our sales and marketing activities;

  .  expand our product and service offerings;

  . increase our general and administrative functions to support our growing operations;

  .  expand our operations outside of the United States;

  .  develop enhanced technologies and features to improve our Web site; and

  .  establish relationships with enterprises and merchants.

  Our business model allows us to subsidize the cost of products and services with merchant and other revenues, including revenues from peripherals and upgrades. We offer aggressive pricing in order to establish customer relationships that we believe will provide the means for longer term profitability. As a result, we will need to generate significant revenues to achieve and maintain profitability. If we fail to generate such revenues, we will not attain profitability.

If we are not able to generate or accurately track or collect revenues earned from merchants that offer products and services through our Web site, our ability to achieve profitability will suffer.

  Our business model relies on revenues earned from merchants that participate in our buyer's club. Members may purchase products and services from participating merchants by clicking on links that connect the members to a merchant's Web site. Members enter into transactions directly with participating merchants. We typically receive a percentage of sales revenues generated by our members' purchases from our merchants or a fixed fee when a member opens an account or executes his or her first transaction with a merchant. In some cases, we receive both a customer acquisition fee and a portion of sales revenue. We may not be successful in generating revenues from merchants participating in our buyer's club and our failure to do so would harm our ability to achieve profitability.

  We currently do not track sales that occur between members and merchants that participate in our buyer's club. We are developing systems to track these sales, but our efforts are in their early stages and may not be successful. Currently, we rely on participating merchants to gather this sales information and report it to us. If we or the participating merchants are unable to accurately track sales information, our revenues will suffer. To date, we have not generated meaningful revenues from our buyer's club.

We may not be able to develop and support our member community on our Web site, which could adversely affect demand for our products and services.

  Our Web site is designed to create and support a community of PeoplePC members. To this end, we intend to develop additional community features in the future for our Web site, including online chat and special interest directories. If we are unable to develop these community features successfully or if our members do not respond positively to such features, our ability to maintain and attract new members may be harmed.

We rely on merchants on our Web site to provide high-quality products and services to our members on favorable terms. If they do not do so, our reputation and our revenues will be harmed.

  As of March 31, 2000 we had entered into agreements with more than 50 merchants to offer products and services to our members through our buyer's club. We depend on these merchants to provide our members with a high-quality customer experience. All of our merchant relationships are in their early stages and we cannot be certain that our merchants will provide this high-quality service. If our merchants do not provide satisfactory customer experiences for our members, our reputation and our revenues would be harmed.

We may not succeed in establishing the PeoplePC brand, which would adversely affect customer demand.

  Developing and maintaining awareness of our "PeoplePC" brand name is critical to achieving widespread acceptance of our product and service offerings and rapidly building our customer base, as required by our business model. Promoting and enhancing our brand will depend largely on our marketing efforts, our ability to provide reliable and desirable products and services to consumers, and our ability to provide consistent, high-quality customer experiences. To promote our brand name, we have incurred and expect to continue to incur substantial expenses from our advertising efforts on television, print and other forms of media. Even if our brand promotion efforts are successful, adverse publicity about the merchants that participate in our buyer's club or our suppliers and service providers could damage our brand and negatively affect demand for our offerings. In addition, if merchants do not perceive our reputation among consumers to be good, they may not be willing to participate in our buyer's club, which would adversely affect our revenues. The importance of brand recognition will increase as competition in the personal computer, Internet access and buyer's club markets increases.

Our business would be harmed if we are unable to compete successfully.

  The markets for personal computers, Internet access and buyer's clubs are highly competitive and we expect competition to intensify in the future. While we compete across a variety of markets, all of the markets in which we participate are characterized by an increasing number of entrants. We compete for customers with the following types of companies:

  . vendors that bundle computer products, Internet access and customer service in a single offering pursuant to a specific multi-year plan, such as Directweb and Gobi;

  . vendors of personal computers, some of which currently supply us with our products, such as Apple, Compaq, Dell, Gateway, Hewlett-Packard, IBM and Toshiba;

  . Internet service providers, such as America Online, EarthLink, Microsoft, Mindspring and NetZero; and

  .  buyer's clubs such as Accompany, Costco, C-Tribe and Mercata.

  Existing or future competitors may develop or offer products or services that are comparable or superior to ours at a lower price, which could significantly harm our business. There are relatively few barriers preventing our competitors from capitalizing on the convergence of the personal computer and Internet access markets, as shown by the fact that most major computer vendors have begun to offer Internet access services and some computer vendors are adopting programs that offer rebates in exchange for entering into multi-year Internet access service contracts. As a result, new integrated computing and Internet service offerings pose a threat to our business. In addition, a number of competitors in the United States and in other countries offering free Internet access have experienced rapid growth in recent periods.

  Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources and substantially larger customer bases than we do. In addition, many of our competitors have nationally known brands, well-established relationships and extensive knowledge of the markets in which we compete. Our competitors may be able to use these advantages to expand their offerings more quickly, adapt to new or emerging technologies more quickly, enter strategic relationships to bundle products and services or address consumer needs, devote greater resources to the marketing and sale of their offerings and adopt more aggressive pricing and incentive programs.

The unpredictability of our quarterly results may adversely affect the trading price of our common stock.

  We expect our quarterly operating results to vary significantly from quarter to quarter due to a number of factors. Slight variations in the costs of our computer systems, Internet access or our other operating expenses could significantly affect our operating margins in future periods. Some of the other factors that could affect our quarterly operating results include:

  . our ability to achieve and maintain a low-cost business model and manage the third-party relationships necessary to do so;

  .  the revenue we generate from our buyer's club;

  .  the popularity of the computer systems we sell;

  . our key suppliers' ability to manufacture sufficient quantities of the computer systems we offer; and

  . general economic conditions, as well as those specific to the Internet, technology and related industries.

  Our limited operating history makes it difficult for us to predict trends accurately in our business and to plan our operations accordingly. Furthermore, because our operating expenses are based on our expectations of future revenues, unexpected quarterly fluctuations in revenue could significantly harm our operating results. If our operating results in any future quarter do not meet the expectations of securities analysts or investors, the price of our common stock could significantly decline.

  Seasonal fluctuations may also affect our quarterly operating results. Historically, demand for personal computers and consumer retail sales over the Internet have been significantly stronger in the fourth quarter of each year and weaker in the first and second quarters of each year. Because we expect to derive most of our revenue from the sale of membership packages that include computer systems and related services and from the sale of products and services by merchants participating in our buyer's club, we believe our business could be subject to the seasonal impact of this cycle.

Our international expansion plans may not succeed.

  A key element of our strategy is to expand our operations into international markets. We have no experience in marketing, selling and delivering our services internationally, and we may have difficulty managing our international operations because of distance, language and cultural differences. If we do not expand our revenues through these international operations, we could suffer losses due to the costs associated with such endeavors and could potentially lose any investments we make in establishing an international infrastructure.

  Other risks related to our international operations include:

  . Complex International Operations. We rely on third parties to provide our operations infrastructure and to supply our products and services. Managing our third-party providers is complex and will become more complex as we expand our operations outside the United States.

  . Financing in International Markets. Our business model depends on our ability to arrange financing for our members for the purchase of our products and services. The laws related to lending in the countries in which we wish to conduct business may differ from laws in the United States. As a result, we may not be able to provide credit to potential members or we may incur additional legal expenses to comply with laws and regulations in these countries.

  . Telecommunications Infrastructure. Our business model depends on our ability to offer our customers a membership that includes Internet access. The telecommunications infrastructure in countries in which we wish to conduct business may make it difficult to provide Internet access as part of an integrated offering. Alternatively, the telecommunications infrastructure in foreign countries may encourage free Internet access, which may result in numerous competitors and decrease the value of our offering to consumers.

  . Currency Exchange Rates. If we are compensated for our services overseas in U.S. dollars, we may need to convert these funds into the local currency in order to pay our employees and certain foreign taxes. Alternatively, if we are compensated for our services in the applicable local currency, we may need to convert that currency into U.S. dollars in order to pay costs that we incur in U.S. dollars and U.S. taxes. In either event, fluctuations in currency exchange rates could adversely affect our revenues and operating margins.

  . Autonomy and Integration of International Offices. Currently our operations are managed from our San Francisco office, but as we continue to expand we may grant an amount of autonomy to international offices. If we grant such autonomy, we may experience difficulties integrating and managing the operations of international offices with those of our U.S. operations. This problem could divert the attention of management and cause unforeseen delays in the implementation of strategy or collection of revenues.

  . Differing Regulatory Requirements. The legal and regulatory requirements of countries in which we may conduct business in the future may differ from those in the United States, particularly in the areas of communications, lending, tax and labor laws. As a result, we may incur additional legal expenses to comply with these laws and regulations. In addition, laws relating to the protection and enforcement of intellectual property rights in many countries are not as advanced and offer significantly less protection than those in the United States.

  . Political and Economic Instability. Several countries in which we wish to conduct business have experienced political and economic instability in the past and may continue to experience such instability in the future.

  . Tariffs and Trade Barriers. There may be tariff or trade barriers in certain countries in which we wish to do business that may significantly increase our operating costs in these countries.

We are growing rapidly, and if we fail to manage expansion effectively, our business could be seriously harmed.

  We have experienced rapid expansion and anticipate that we must continue to expand our operations to address market opportunities. Our new employees include a number of key managerial and technical employees who have recently joined our management team, and we expect to add additional key personnel in the near future. Our growth has placed, and will continue to place, a significant strain on our management systems, infrastructure, resources and planning and management processes. We will not be able to implement our business strategy without an effective planning and management process. In addition, we will not be able to increase revenues unless we continue to improve our operational, financial and managerial controls and reporting systems and procedures, expand, train and manage our work force and manage multiple relationships with third parties. Many of our senior management have no prior management experience at public companies, and we cannot be sure that we will be able to manage our expansion effectively.

If we lose senior management and key personnel or are unable to attract and retain skilled employees when needed, we may not be able to operate our business successfully.

  Our future success depends on the skills, experience and performance of our senior management and key personnel, particularly of our Chief Executive Officer, Nick Grouf. We must retain these individuals and be able to attract and retain additional key personnel when needed in the future. We do not have a Chief Financial Officer, and we are currently conducting a search to fill this position. Competition for individuals with business and technical expertise is high, especially in the San Francisco Bay Area where our operations are located. All of our senior management and key personnel are at-will employees and may terminate their employment with us at any time without warning. Further, we do not maintain "key person" life insurance with respect to any of our employees. If we lose key personnel or if we are not able to attract and retain additional personnel when needed, we may be unable to successfully introduce new products and services or otherwise implement our business strategy.

  Our success is also dependent on our ability to recruit, integrate and motivate highly skilled employees in other areas of our business. In particular, our ability to attract and retain qualified sales, marketing, operations and finance personnel is critical to the success of our planned U.S. and international expansion. Competition for these people is intense, and we may not be able to successfully recruit, train or retain qualified personnel. The loss of the services of any of our key employees, the inability to attract or retain qualified personnel in the future or delays in hiring required personnel could constrain the expansion of our business operations.

Technology changes rapidly and we must continually introduce new products and services to remain competitive or our business will be significantly harmed.

  The personal computer and Internet access markets are both characterized by rapid ongoing technological change, changes in user requirements and preferences and frequent new service introductions involving new processes and technologies and evolving industry standards that could render our existing products and services obsolete. As a result, we must regularly introduce new products and services, including new personal computer configurations and enhanced Internet services, to maintain consumer interest in our products and services. There can be no assurance that any new computer products or services that we introduce will be successful. In addition, the successful introduction of new products or services by us or our competitors may adversely affect the sale of, or revenue from, our existing products or services. If we do not have access to new technology in the future, we may not be able to successfully incorporate new technology into our products or deliver new products or features in a timely and cost-effective manner, which could adversely affect demand for our products and services.

Expanding the breadth and depth of our product and service offerings is expensive and difficult, and we may receive no benefit from our expansion.

  To compete effectively, we will need to expand our operations by promoting new or complementary products and by expanding the breadth and depth of our services. For example, while we currently offer a single computer system to our customers, we intend to expand our computer offerings to include high-performance personal computers, laptop computers and a broader range of printers and other peripheral components. We also intend to offer high-speed access to the Internet in the future. Expanding our operations in this manner will require significant resources and this expansion may strain our management, financial and operational systems. Our expansion into new product and service offerings may not be timely or may not generate sufficient revenues to offset their cost. If this occurs, our business could be harmed.

Online security breaches could result in a loss of consumer confidence, which could hurt our ability to implement our business strategy.

  The secure transmission of confidential information over the Internet is essential to maintaining consumer confidence in our business. We currently ask consumers to provide us with registration and other information and we rely on encryption and authentication technology to transmit this confidential information securely. Our computer servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. We may incur substantial expense to protect against and remedy security breaches and their consequences, but our efforts to prevent such security breaches may not be successful. Any misappropriation of confidential information, whether during the transmission of data or while it is stored on our servers or the servers of our merchants, could damage our reputation, expose us to a risk of loss, litigation or liability, and deter people from using the Internet. Our insurance policies may not be adequate to reimburse us for losses caused by security breaches.

Our servers are vulnerable to natural disasters and other events that could cause interruptions of our services.

  We depend on the efficient and uninterrupted operations of our Web servers and other hardware systems. Most of our Web servers and other hardware systems are not redundant and are located at the facilities of a third party in Sunnyvale, California. Our Web servers and other hardware systems are vulnerable to damage from earthquakes, fire, floods, power loss, telecommunications failures and similar events. If any of these events results in damage to our Web servers or other hardware systems, we may be unable to deliver our services to our customers until the damage is repaired. In such a case, we may lose customers and participating merchants, as well as incur substantial costs in repairing any damage.

If we are not able to protect our intellectual property, we may not be able to compete effectively.

  We rely on a combination of trademark, trade secret and copyright law and contractual restrictions to establish and protect our intellectual property. These afford only limited protection. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to obtain and use information that we regard as proprietary, such as technology used to operate our Web site, our content and our trademarks. We also may be subject to claims by third parties that we have infringed their intellectual property rights. We could be involved in these claims even in instances where our connection with the intellectual property in dispute arises only as a licensee from other companies.

  We have filed for U.S. trademark registrations for "PeoplePC" and five other trademarks. We also have applied to register marks in 16 countries. We may be unable to secure these registrations. It is also possible that our competitors or others will adopt service names similar to ours, thereby impeding our ability to build brand identity and possibly leading to customer confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of the term PeoplePC or our other trademark applications. Enforcement of trademark rights against unauthorized use, particularly over the Internet and in other countries, may be impractical or impossible. In addition, litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Further, our operations providers and the merchants participating on our Web site may be engaged in litigation in the future that would require our involvement. Any litigation could result in substantial costs and diversion of our resources and could seriously harm our business and operating results.

We may be unable to protect our Internet domain names, which could decrease the value of our brand and harm our overall success.

  As of March 31, 2000, we held over 200 domain names relating to our brand, including PeoplePC.com. If we are unable to protect these domain names, our competitors could capitalize on our brand recognition. The acquisition and maintenance of domain names generally are regulated by governmental agencies and their designees. The regulation of domain names in the United States and foreign countries has changed and is subject to further change in the near future. As a result, we may be unable to acquire or maintain relevant domain names in the United States and other countries where we conduct business. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to protect our own domain names or prevent third parties from acquiring domain names that are similar, infringe upon or otherwise decrease the value of our domain names, trademarks and other intellectual property rights.

We may become involved in litigation that may be costly and time-consuming.

  From time to time, third parties may assert lawsuits or claims against us, including those related to product liability, intellectual property, Internet content, privacy, safety and health and employment matters. Litigation is expensive and time consuming regardless of the merits of the claim and could divert management's attention from our business. Moreover, we cannot predict the outcome of any litigation. Lawsuits, claims or proceedings may result in liability to us.

Products that contain, or are rumored to contain, defects could result in significant costs to us, decreased sales of our products, damage to our brand and lawsuits.

  The design and production of personal computer components is highly complex. We rely on third-party suppliers to provide us with high-quality products. If any of the personal computers or peripherals we distribute contain defective components, we could experience delays in shipment of these products and increased costs. Further, the design of software is highly complex, and software often contains defects that may be undiscovered for long periods of time. If our third-party software providers are not successful in designing software, or if defects in the software or in the personal computer products we distribute are discovered after we have shipped our products in volume, we could be harmed in the following ways:

  .  upgrades, replacements or recalls could impose substantial costs on us;

  . rumors, false or otherwise, could be circulated by the press and other media, which could cause a decrease in sales of our products and significant damage to our brand; and

  . our members could file suits against us alleging damages caused by defective products and services.

                         Risks Related to Our Industry

Our business will be significantly harmed if growth in the use of the Internet does not continue.

  We believe a significant number of our members are purchasing our products and services as a means of connecting to the Internet. Because we expect to derive a large portion of our revenues from transactions between our members and our merchants, our future success is substantially dependent upon continued growth in Internet use, particularly as a means to buy and sell goods. The use and acceptance of the Internet may not increase for a number of reasons, including the following:

  . actual or perceived lack of security of information, such as credit card numbers, which are transmitted over the Internet;

  .  congestion of traffic or other usage delays on the Internet;

  .  inconsistent quality of service;

  .  possible outages due to damage to the Internet;

  .  uncertainty regarding intellectual property ownership; and

  .  government regulation of the Internet.

  Capacity constraints caused by growth in the use of the Internet may impede further development of the Internet to the extent that users experience delays, transmission errors and other difficulties. If the necessary infrastructure, products, services or facilities are not developed to mitigate the effects of these factors, or Internet usage does not continue to increase as expected, we may not be able to successfully implement our business model.

If demand for personal computers does not continue to grow, demand for our products and services would be adversely affected.

  The future success of our business model depends on the continued strong demand for personal computers. The personal computer market is characterized by rapid new product and technology introductions and generally declining prices for existing products. Demand for personal computers may be significantly reduced if consumers perceive little technological advantage in new products or believe that the price of a new product is not worth the perceived technical advantage. Alternatively, if consumers view anticipated changes as significant, such as the introduction of a new operating system or microprocessor architecture, overall market demand for personal computers may decline because potential consumers may postpone their purchases until release of the new product or in anticipation of lower prices on existing products following the introduction of new models. Reduced demand could result in excessive inventories and it could take several quarters to sell this inventory, which could delay the introduction of new products.

We could be exposed to liability or increased costs if new case law is decided, or new government regulation regarding the Internet is enacted.

  The law relating to our Internet business and operations is evolving, and no clear legal precedents have been established. For example, tax authorities in a number of states are currently reviewing the appropriate tax treatment of companies engaged in electronic commerce, and new state tax regulations may subject us to additional state sales or other taxes. In addition, laws relating to the Internet in foreign countries may subject us to taxes in those countries. The adoption of any new Internet laws and regulations or the application of existing laws and regulations to the Internet and electronic commerce could decrease the demand for our products and services, increase the cost of doing business or prevent our transaction of business in specific jurisdictions. In addition, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. We could be found in violation of federal, state or foreign civil or criminal law and, even if we could successfully defend such claims, our defense could occupy significant amounts of management's time, harm our business reputation and negatively affect our operating results and financial condition.

                         Risks Related to the Offering

Our stock price may be volatile and may decline following this offering, and we cannot guarantee that an active market will develop following completion of this offering.

  Prior to this offering, there has not been a public market for our common stock. We cannot predict the extent to which a market will develop or how liquid that market will eventually become. The initial public offering price for the shares of our common stock will be determined by negotiations among us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market.

  In addition, the stock markets in general, and the Nasdaq National Market and technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. The trading prices of some comparable technology companies' stocks are at or near historical highs. These trading prices are volatile and may not be sustained. These broad market and industry factors may seriously impact the market price of our common stock, regardless of our actual operating performance. If our stock price declines, we may be sued in a securities class action law suit, which could be costly, divert our resources and seriously harm our business.

Our principal stockholders can exercise a controlling influence over our business and affairs.

  Immediately after the offering, our directors and executive officers, and our
principal stockholders, will together control approximately   % of our common
stock. If these stockholders acted or voted together, they would have the power to elect our directors and to exercise a controlling influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change in control of our company, even when a change may be in the best interests of our stockholders. In addition, the interests of these stockholders may not always coincide with our interests as a company or the interests of other stockholders. Accordingly, these stockholders could cause us to take action or omit to take action, even if doing otherwise would benefit our stockholders as a whole.

Substantial future sales of our common stock in the public market may depress our stock price.

  Our current stockholders hold a substantial number of shares of our common stock that they will be able to sell in the public market in the future. All of
the         shares sold in this offering will be freely tradable. Our officers,
directors and current stockholders, representing an aggregate of       shares,
have agreed with the underwriters not to sell or otherwise dispose of any of their shares for a period of 180 days from the date of this prospectus, subject to early release of portions of the shares that are covered by the lock-up agreements after specified dates, which early release will be contingent on our stock price, and subject to early release by the written consent of Goldman, Sachs & Co. When these lock-up agreements expire, these shares and the shares underlying any options held by these individuals will become eligible for sale, in some cases subject only to the volume, manner of sale and notice requirements of Rule 144 of the Securities Act of 1933. Sales of a substantial number of shares of our common stock after this offering could cause our stock price to fall. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock. You should read "Shares Eligible for Future Sale" for a full discussion of shares that may be sold in the public market in the future.

Our management will have broad discretion over the use of the proceeds from this offering.

  Our management will have broad discretion over the use of the proceeds of this offering. Accordingly, it is possible that our management may allocate the proceeds differently than investors in this offering would approve, or that we will fail to maximize our return on the proceeds. See "Use of Proceeds" for a more complete description of our current intention regarding the net proceeds of this offering.

Investors in this offering will experience immediate and substantial dilution.

  Investors who purchase common stock in this offering will pay more for their shares than the amount paid by existing stockholders who acquired shares before this offering. As a result, the value of an investment based on the value of our net tangible assets, as recorded on our books, will be less than the amount an investor pays for shares of common stock in this offering. Accordingly, if an investor purchases common stock in the offering, the investor will incur
immediate dilution of approximately $    . See "Dilution" for a more complete
description of the dilution of an investment in our common stock upon the completion of this offering.

Our charter documents and Delaware law could make it more difficult for a third party to acquire us, and discourage a takeover.

  Provisions of our certificate of incorporation, bylaws, and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be of benefit to our stockholders. See "Description of Capital Stock-- Anti-Takeover Effects of Some Provisions of Delaware Law and Our Charter Documents" for a more complete description of these provisions.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

  This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions, and the assumptions underlying or relating to any of these statements. These statements may be identified by the use of words such as "expect", "anticipate", "estimate", "believe", "intend" and "plan". Our actual results may differ materially from those discussed in these statements. Factors that could contribute to such differences include those discussed in "Risk Factors" and elsewhere in this prospectus.

  You should rely only on the information contained in this prospectus when making a decision about whether to invest in our common stock. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, levels of activity or performance of achievements. We assume no duty to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results.

                                USE OF PROCEEDS

  We estimate that the net proceeds from the sale of the      shares of common
stock that we are selling in this offering will be approximately $      million
($   if the underwriters' over-allotment option is exercised in full) based on
an assumed initial public offering price of $     per share and after deducting
the estimated underwriting discount and offering expenses payable by us.

  We plan to use the net proceeds of this offering for general corporate purposes, including working capital, the expansion of our core business and capital expenditures. The amounts and timing of our expenditures will depend upon numerous factors, including the amount of proceeds actually raised in this offering, the amount of cash generated by our operations, and sales and marketing activities. Until the funds are used as described above, we intend to invest the net proceeds of this offering in short-term, interest-bearing securities.

  The principal purposes of this offering are to increase our capitalization and financial flexibility, to provide a public market for our common stock and to facilitate access to public equity markets. As of the date of this prospectus, we cannot specify with certainty of all of the particular uses for the net proceeds we will have upon completion of this offering. Accordingly, our management will have broad discretion to allocate the net proceeds from this offering.

                                DIVIDEND POLICY

  We have never declared or paid cash dividends on our capital stock and do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings for the expansion and operation of our business.

                                 CAPITALIZATION

  The following table sets forth our actual capitalization as of December 31, 1999. Our capitalization is also presented:

  . on a pro forma basis to give effect to the conversion of all outstanding shares of convertible preferred stock into shares of common stock upon the closing of this offering; and

  .  on a pro forma as adjusted basis to reflect the sale of shares of common stock at an assumed initial public offering price of
     $      per share in this offering, less the estimated underwriting discount and offering expenses payable by us.

  You should read this information together with our financial statements and the notes to those financial statements included elsewhere in this prospectus.

                                                      December 31, 1999
                                                --------------------------------
                                                                      Pro Forma
                                                 Actual   Pro Forma  As Adjusted
                                                --------  ---------  -----------
                                                  (in thousands, except per
                                                         share data)
Preferred stock, $0.0001 par value, 54,000,000
 shares authorized; 53,816,514 shares issued
 and outstanding actual; 50,000,000 shares
 authorized, none issued or outstanding pro
 forma and as adjusted......................... $ 67,939  $     --
                                                --------  --------
Stockholders' equity (deficit):
  Common stock, $0.0001 par value, 120,000,000
   shares authorized; 33,760,000 shares issued
   and outstanding actual; 87,576,514 shares
   issued and outstanding pro forma;
   shares issued and outstanding as adjusted...        3         8      $
  Additional paid-in capital...................   21,713    89,647
  Deferred stock-based compensation............  (18,640)  (18,640)
  Accumulated deficit..........................  (64,339)  (64,339)
                                                --------  --------      ----
    Total stockholders' equity (deficit).......  (61,263)    6,676
                                                --------  --------      ----
      Total capitalization..................... $  6,676  $  6,676      $
                                                ========  ========      ====

  The number of shares of common stock outstanding after this offering is based on the number of shares outstanding at December 31, 1999 and excludes:

  . 9,189,200 shares of common stock issuable upon exercise of stock options outstanding as of December 31, 1999 at a weighted average exercise price of $0.066 per share;

  . 9,468,252 shares of Series C preferred stock issued after December 31, 1999;

  . 500,000 shares of common stock issuable upon exercise of a warrant issued after December 31, 1999;

  . 1,905,000 shares of common stock issuable to Ford Motor Company upon the exercise of Ford's right to purchase shares at the initial public offering price upon the closing of this offering and, if Ford exercises this right in full, 2,857,500 shares of common stock issuable to Ford upon the exercise of a warrant to be outstanding upon the closing of this offering at an exercise price equal to the initial public offering price; and

  . 7,921,000 shares of common stock available for future issuance under our 1999 stock plan as of December 31, 1999, as well as the automatic annual increases in the number of shares authorized under our 2000 stock plan.

                                    DILUTION

  If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price of our common stock and the pro forma net tangible book value per share of our common stock after this offering. We calculate pro forma net tangible book value per share by dividing the net tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of common stock after giving effect to the conversion of all outstanding shares of our preferred stock into common stock upon the closing of the offering.

  Our pro forma net tangible book value at December 31, 1999, was $6.7 million, or $0.08 per share based on 87,576,514 shares of common stock outstanding after giving effect to the conversion of all outstanding shares of our preferred stock into common stock upon the closing of this offering.

  After giving effect to the sale of          shares of common stock by us at
an assumed initial public offering price of $     per share and subtracting the
estimated underwriting discount and offering expenses, our pro forma as
adjusted net tangible book value at December 31, 1999 would be $      million,
or $      per share. This represents an immediate increase in the pro forma as
adjusted net tangible book value of $      per share to existing stockholders
and an immediate dilution of $      per share to new investors. Dilution is
determined by subtracting pro forma net tangible book value per share after the offering from the assumed initial public offering price of $ per share.

  The following table illustrates this per share dilution:

Assumed initial public offering price per share......................      $
  Pro forma net tangible book value per share as of December 31,
   1999.............................................................. $
  Increase per share attributable to this offering...................
                                                                      ----
Pro forma net tangible book value per share after this offering......
                                                                           ----
Dilution per share to new investors..................................      $
                                                                           ====

  The following table shows on a pro forma as adjusted basis at December 31, 1999, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by our existing stockholders and by new investors purchasing common stock in this offering:

                                 Shares Purchased  Total Consideration  Average
                                ------------------ -------------------   Price
                                  Number   Percent   Amount    Percent Per Share
                                ---------- ------- ----------- ------- ---------
Existing stockholders.......... 87,576,514      %  $67,976,000      %    $0.78
New investors..................
                                ----------  -----  -----------  -----
  Total........................             100.0% $            100.0%
                                ==========  =====  ===========  =====

  These tables assume no exercise of the underwriters' overallotment option and no exercise of stock options outstanding as of December 31, 1999. As of December 31, 1999, there were 9,189,200 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $0.066 per share. These tables also do not reflect the issuance of 9,468,252 shares of Series C preferred stock issued after December 31, 1999 and up to 1,905,000 shares of common stock issuable to Ford Motor Company upon the exercise of Ford's right to purchase these shares at the initial public offering price upon the closing of this offering. These tables also do not reflect 500,000 shares of common stock issuable upon the exercise of a warrant issued after December 31, 1999 at an exercise price of $6.225 per share and 2,857,500 shares of common stock issuable to Ford upon the exercise of a warrant at an exercise price equal to the initial pubic offering price to be outstanding upon the closing of this offering if Ford exercises its right to purchase shares of common stock in full at the close of this offering. If these options and warrants are exercised, there will be further dilution to new public investors.

                            SELECTED FINANCIAL DATA

  This section presents our historical financial data. We derived the statement of operations data for the period from March 2, 1999 to December 31, 1999 and the balance sheet data at December 31, 1999 from the audited financial statements included in this prospectus. PricewaterhouseCoopers LLP, our independent auditors, audited these financial statements. When you read this selected financial data, it is important that you also read the historical financial statements and related notes included in this prospectus, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations". Historical results are not necessarily indicative of future results. See the notes to the financial statements for an explanation of the method used to determine the number of shares used in computing basic and diluted and pro forma basic and diluted net loss per share.

                                                       Period from March 2, 1999
                                                        (date of inception) to
                                                           December 31, 1999
                                                       -------------------------
                                                         (in thousands, except
                                                       share and per share data)
Statement of Operations Data:
Gross sales of memberships, products and services
 (see note 1 of notes to financial statements)(1)....          $ 24,947
                                                               ========
Membership revenues earned (gross sales of $21,410)..          $  1,180
Other revenues.......................................             3,537
                                                               --------
  Total revenues.....................................             4,717
Cost of revenues(2)..................................             6,396
                                                               --------
Gross loss(2)........................................            (1,679)
Operating expenses:
  Sales and marketing (exclusive of stock-based
   compensation of $1,361 in 1999)...................            38,268
  General and administrative (exclusive of stock-
   based compensation of $1,665 in 1999).............             5,433
  Member experience (exclusive of stock-based
   compensation of $13 in 1999)......................               775
  Other operating expenses...........................            15,550
  Amortization of deferred stock-based compensation..             3,039
                                                               --------
   Total operating expenses..........................            63,065
Loss from operations:................................           (64,744)
  Interest income and other..........................               405
                                                               --------
   Net loss..........................................          $(64,339)
                                                               ========
Basic and diluted net loss per share.................          $  (1.99)
Shares used in computing basic and diluted net loss
 per share...........................................            32,400

Pro forma basic and diluted net loss per share.......          $  (1.11)
Shares used in computing pro forma basic and diluted
 net loss per share..................................            57,746
                                                           December 31, 1999
                                                           -----------------
Balance Sheet Data:
Cash and cash equivalents............................          $ 36,108
Working capital......................................             7,624
Total assets.........................................            52,870
Accumulated deficit..................................           (64,339)
Total stockholders' deficit..........................           (61,263)

--------
(1) Because we recognize revenues from memberships over the 36-month membership period, we deferred $20.2 million in revenues for the period from inception to December 31, 1999.

(2) Includes a nonrecurring charge of $2.0 million.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and notes to the financial statements included elsewhere in this prospectus.

Overview

  Our business model addresses the increasing need for people to access the Internet, while delivering significant value to consumers, enterprises, merchants and suppliers. We believe that long-term customer relationships are more valuable than the cost of providing customers with the tools they need to participate in the digital economy. We were incorporated in March 1999. We began offering our products and services on a limited basis in September 1999 and on a commercial basis in October 1999. Until September 1999, we had no revenues and our operating activities consisted primarily of developing relationships with vendors, suppliers and merchants.

  Our members enter into a three-year contract and pay as little as $24.95 per month in membership fees plus a one-time shipping charge for a new brand-name computer system, unlimited Internet access, customer support and in-home warranty. In addition, our members receive discounts and special offers from merchants that participate in our buyer's club. Customers who do not wish to purchase a new computer system may still take advantage of our services through our PeoplePC Online program for $9.95 per month or less. This offering includes unlimited Internet access, participation in our buyer's club, email services and a hosted Web site.

  In addition to our offering to consumers, we offer a program for enterprises to provide our products and services to their employees, customers and affiliated parties. We recently entered into agreements with Ford Motor Company and Delta Air Lines, Inc. to provide our products and services to the employees of these companies. As employees register to become PeoplePC members, Ford and Delta will pay us for the entire 36-month membership at negotiated rates. We have agreed to provide Ford and Delta employees with several options to upgrade their computer systems for an additional charge. We recognize these revenues and associated costs over the three-year term of the relevant membership agreement.

  Gross sales consist of membership fees and other revenues from the sale of peripherals and shipping and are expected to include fees from merchants participating in our buyer's club. Revenues and the related cost of revenues for personal computers and warranties are deferred and recognized over the three-year term of the membership agreement. Other revenues from peripherals such as color printers and larger monitors sold at the time of the initial membership application are recognized in the period shipped. Cost of revenues primarily consists of the cost of personal computers, monitors, printers, software licensing costs, shipping costs, and costs of providing Internet access, email services, warranty service and Web site hosting. The cost of providing Internet access and email service to members and the cost of customer service and support are expensed as incurred. Our business model allows us to subsidize the cost of products and services with merchant and other revenues, including revenues from peripherals and upgrades. We offer aggressive pricing in order to establish customer relationships that we believe will provide the means for longer-term profitability.

  Revenues from merchants will be recognized in the period when a transaction occurs. We typically receive a percentage of sales revenues generated by our members' purchases from our merchants or a fixed fee when a member opens an account or executes his or her first transaction with a merchant. In some cases, we receive both a fixed fee for generating new customers and a percentage of subsequent sales revenues. We also receive a referral fee for directing our members to other companies' Web sites. Referral revenues are recognized as referrals are made to these Web sites.

  We currently operate only in the United States, but expect to expand our operations into international markets. To date, all of our sales and all of our purchases from our suppliers have been made in U.S. dollars. As a result, changes in currency exchange rates do not generally have a direct effect on our financial position.

  For financial reporting purposes, we have determined that the estimated value of common stock determined in anticipation of this offering was in excess of the exercise price, which exercise price was considered to be the fair market value as of the date of grant for 11,509,200 options issued to employees in the year ended December 31, 1999. In connection with the grant of such options, we have recorded deferred compensation of $21.7 million during 1999. Deferred stock-based compensation will be amortized over the vesting period which is generally 48 months from the date of grant. $3.0 million was expensed in the year ended December 31, 1999 and the balance is expected to be amortized as follows:

                                                            Deferred stock-based
       Year                                                     compensation
       ----                                                 --------------------
       2000................................................     $12,197,000
       2001................................................       4,392,000
       2002................................................       1,677,000
       2003................................................         369,000

  In April 2000, we raised $49.7 million in gross proceeds from the sale of 9,468,252 shares of Series C preferred stock. Ford Motor Company purchased 4,765,650 shares of Series C preferred stock in connection with this financing and other investors purchased 4,702,602 shares. Ford also received the right to purchase 1,905,000 shares of common stock in a private placement effected at the closing of this offering at the same price per share as this offering. If Ford exercises this right in full, Ford will also receive a warrant to purchase 2,857,500 shares of common stock, exercisable at the same price per share as this offering at any time for a period of 200 days following the date of this offering. The value of the right, the warrant and the excess of the value of the common stock into which the Series C preferred stock is exercisable over the price paid for the Series C preferred stock will be charged to sales and marketing expense in the second quarter of 2000. We expect this charge to be substantial. In the quarter ending June 30, 2000, we expect to incur a substantial one-time charge to additional paid-in capital as a result of a beneficial conversion feature of preferred stock issued to the other investors.

Results of Operations

Period from March 2, 1999 (Inception) to December 31, 1999

Revenues

  Gross sales of memberships, products and services were $24.9 million for the period from inception to December 31, 1999. Because we recognize revenues from memberships over the 36-month membership period, we deferred $20.2 million and recognized $4.7 million in revenues for the period from inception to December 31, 1999. We did not recognize any revenues until September 1999 and substantially all our revenues for the period from inception to December 31, 1999 were derived from membership fees and the sale of other products and services. We expect revenues will increase as a percentage of gross sales of memberships, products and services as we recognize revenues derived from merchants participating in our buyer's club in the future.

Cost of Revenues

  Cost of revenues was $6.4 million for the period from inception to December 31, 1999 after a deferral of $17.8 million related to the cost of deferred revenues. Our gross loss was 35.6% of total revenues for the period from inception to December 31, 1999 and included one-time expenses of $2.0 million relating to a temporary increase in the cost of memory and storage costs. Our gross margins are primarily affected by the cost of personal computers, printers, monitors and Internet access costs. In the future, our gross margins may also be affected by pricing of our memberships and revenues derived from merchants participating in our buyer's club.

Operating Expenses

  Sales and Marketing. Sales and marketing expenses include fees paid to third-party advertising sales agents, marketing, sales support functions, travel and related expenses and related salaries and benefits. Marketing costs associated with increasing our membership base are expensed in the period incurred. Sales and marketing expenses were $38.3 million for the period from inception to December 31, 1999. These expenses include a charge of $2.3 million in the period from inception to December 31, 1999 in connection with the cancellation of an advertising campaign. In an effort to increase our revenues, membership base and brand awareness, we expect to continue to expend significant resources on sales and marketing in the future.

   General and Administrative. General and administrative expenses include payroll and related expenses for management and administrative personnel, facilities costs, professional service fees, travel and other general corporate expenses. General and administrative expenses were $5.4 million for the period from inception to December 31, 1999. We anticipate that general and administrative expenses will increase in absolute dollars due to increased expenses associated with the addition of personnel and additional professional fees, including costs associated with being a public company.

   Member Experience. Member experience expenses include salaries and related expenses for our Web site development staff, expenses related to our member support help-line and other member-related expenses. In addition, we include the amortization of our capitalized Web site development expenses in member experience expenses. Member experience expenses were $775,000 for the period from inception to December 31, 1999. We anticipate that member experience expenses will increase as we continue to develop our products and services.

  Other Operating. We generally place orders for products based on demand projections and we refuse to accept products that fail to meet the specifications ordered. Other operating expenses consist of a contingent liability of $15.6 million for the period from inception to December 31, 1999 for costs to resolve any potential dispute resulting from a non-conforming order.

Interest Income and Other

  Interest income and other consists of interest income from cash equivalents and short-term investments. Interest income and other was $405,000 for the period from inception to December 31, 1999.

Income Taxes

  As a result of our operating losses and the uncertainties related to our ability to recognize a benefit from our deferred tax assets, we have not recorded a provision for income tax for the period from inception to December 31, 1999. We have provided a full valuation allowance on our deferred tax assets, consisting primarily of net operating loss carry-forwards of $43.4 million.

Liquidity and Capital Resources

  To date, we have financed our operations by the issuance of preferred stock. As of December 31, 1999, our sources of liquidity consisted of $36.1 million in cash and cash equivalents, excluding $15.8 million in restricted cash.

  Net cash used in operating activities was $15.4 million for the period from inception to December 31, 1999. Cash provided by operating activities for this period consisted primarily of membership fees. Cash used in operating activities for these periods consisted primarily of advertising expenses, costs of our computer systems and peripherals and payroll and other employee-related expenses.

  Net cash used in investing activities was $16.4 million for the period from inception to December 31, 1999. Net cash used in investing activities for this period consisted primarily of accounts collateralizing letter of credit agreements.

  Net cash provided by financing activities was $68.0 million for the period from inception to December 31, 1999 and consisted of the proceeds from the issuance of a note and preferred stock.

  We currently rely on MBNA America Bank, N.A. to provide a 36-month loan with a $24.95 monthly payment to qualified members who wish to finance their membership fees. Peripherals, upgrades and shipping charges are not currently financed. We refer member credit information we collect in connection with membership applications to MBNA. Applications may be declined or a higher than standard interest rate may be offered based on the creditworthiness of the applicant, which may result in a monthly payment of more than $24.95. Once we notify MBNA that products have been shipped to a new member, MBNA makes payment to us of the principal amount financed. We generally bear no credit risk in the event of installment default.

  We rely on Ingram Micro to distribute computer systems and peripherals from our suppliers to our customers. Ingram Micro purchases inventory on our behalf based on sales projections made by us. We are obligated to purchase inventory held by Ingram Micro purchased on our behalf.

  We currently anticipate that the net proceeds of this offering, together with our available funds as of December 31, 1999, will be sufficient to meet our anticipated needs for at least the next 12 months. If additional funds are required, financing may not be available on acceptable terms, if at all, and may be dilutive to our stockholders.

Quantitative and Qualitative Discussion of Market Risk

  We are exposed to fluctuations in interest rates and market values of our investments. Our exposure to fluctuations in interest rates and market values of our investments relates primarily to our short-term investment portfolio, which is included in cash and cash equivalents and short-term investments. We have not used derivative financial instruments in our investment portfolio. We invest our excess cash in highly liquid commercial paper and U.S. Government debt securities with maturities of less than one year, and, by policy, we limit the amount of credit exposure to any one issuer. Due to the short-term nature of our investments, the impact of interest rate changes would not generally be expected to have a significant impact on the value of these investments. The effect of interest rate and investment risk on us has not been significant.

  Investments in both fixed rate and floating rate interest earning instruments carry a degree of interest rate risk. Fixed rate securities may have their fair market value adversely impacted due to a rise in interest rates, while floating rate securities may produce less income than expected if interest rates fall.

  We have limited our investments to short-term, highly rated, fixed income facilities such as repurchase agreements collateralized by government securities and A-1/P-1 commercial paper. We intend to maintain our current investment policy, which is designed to preserve principal while at the same time maximizing the after-tax income we receive from our investments without significantly increasing risk. Some of the securities that we may invest in may be subject to market risk. This means that a change in prevailing interest rates may cause the principal amount of the investment to fluctuate. For example, if we hold a security that was issued with a fixed interest rate at the then-prevailing rate and the prevailing interest rate later rises, the principal amount of our investment will probably decline. To minimize this risk in the future, we intend to maintain our portfolio of cash equivalents and short-term investments in a variety of securities, including commercial paper, money market funds, government and non-government debt securities.

  We currently have no floating rate indebtedness, hold no derivative instruments and do not earn significant foreign sourced income. Accordingly, changes in interest rates or currency exchange rates do not generally have a direct effect on our financial position. In addition, we have primarily operated in the United States and all purchases and sales to date have been made in U.S. dollars. Foreign currency exchange rates, however, may affect the cost of our personal computers, printers and monitors purchased from our foreign suppliers, thereby indirectly affecting consumer demand for our products and our net revenues. In addition, to the extent that changes in interest rates and currency exchange rates affect general economic conditions, we would also be affected by such changes.

Effects of Recent Accounting Pronouncements

  In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. We have not engaged in derivative and hedging activities to date. We are currently evaluating the impact of this pronouncement and will adopt SFAS No. 133 in the third quarter of 2000.

  In December 1999, the SEC issued Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements". SAB 101 summarizes the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. We are in process of evaluating the impact of this pronouncement.

                                    BUSINESS

Overview

  Our business model addresses the increasing need for people to access the Internet, while delivering significant value to consumers, enterprises and merchants. We believe that long-term customer relationships are more valuable than the cost of providing customers with the tools they need to participate in the digital economy. We offer an affordable and convenient membership package that includes a new brand-name computer system, unlimited Internet access, customer support and in-home technical service, as well as the opportunity to benefit from discounts and special offers from merchants that participate in our buyer's club. For enterprises, we provide an integrated solution that enables companies to communicate with their employees, customers and affiliated parties online by providing these parties with the tools to access the Internet away from the workplace. We believe that by providing our package of products and services, enterprises can save money, operate more efficiently and improve employee relations, helping to instill a sense of corporate pride and community among their workforces. In addition, we offer our merchants and suppliers a way to reduce their customer acquisition and retention costs by providing them access to a large group of potential customers and the opportunity to establish long-term relationships with our growing community of members. As the value and size of the PeoplePC membership grows, we believe that more consumers, enterprises, merchants and suppliers will want to participate in our program, which will further enhance the quality and experience of the PeoplePC community.

Industry Background

Expected Growth of the Online Population

  The growth and rapid adoption of the Internet continues to revolutionize the way in which people communicate, share information and conduct business. International Data Corporation, or IDC, estimates that the number of Internet users in the United States will increase from approximately 81 million in 1999 to approximately 177 million in 2003. Additionally, the number of Internet users worldwide is projected to increase from approximately 196 million in 1999 to approximately 502 million in 2003. This rapid growth in Internet users is driven by a number of factors including:

  .  a large and growing installed base of personal computers;

  . easier, faster, more reliable and more affordable access to the Internet; and

  . the proliferation of content, commerce and services being offered on the Internet.

  The widespread acceptance and usage of the Internet by consumers and businesses is fueling a new digital economy where goods, services and information are being exchanged through electronic communications. As more business transactions and information move online, those who lack access to the Internet will be unable to participate in this increasingly important and growing electronic marketplace.

  While the number of Internet users is growing rapidly, the majority of consumers have not yet connected their households to the Internet. According to IDC, in 1999 only 52% of U.S. households owned a personal computer and only 32% of U.S. households had access to the Internet.

The Wired Enterprise

  Enterprises are increasingly relying on the Internet and online strategies to streamline their business processes. As enterprises move their operations and communications to the Internet, it is becoming more important for their employees, customers and affiliates to be able to receive or access online information from work or from home. Greater efficiency and other cost savings encourage enterprises to provide their employees, customers and affiliates with the technology and skills to communicate and collaborate with each other on the Internet while away from the workplace. Establishing a technological base to facilitate such communication and collaboration requires enterprises to find a solution that is reliable, scalable and cost-effective and that does not strain enterprise resources to implement and maintain. In addition, we believe that providing a computer system and Internet access will help to instill a sense of corporate pride and community among enterprise workforces.

Growth of Electronic Commerce and Value of the Consumer

  The widespread adoption of the Internet has enabled the formation of a large and rapidly expanding electronic commerce market. IDC estimates that annual worldwide business-to-consumer commerce over the Internet will increase from $31.0 billion in 1999 to $177.7 billion in 2003, while annual worldwide business-to-business commerce over the Internet will increase from $80.4 billion in 1999 to $1.1 trillion in 2003. As the number of merchants conducting business online proliferates and competition for online customers intensifies, the costs of acquiring and retaining customers will increase as well. IDC estimates that U.S. advertising spending on the Internet will continue to grow, reaching $10.8 billion in 2003, an increase from $3.4 billion in 1999.

  Because the cost of acquiring new customers is high, maintaining customer relationships and maximizing the value of those customers is paramount to a merchant's success. These customer relationships are most often acquired through advertising. However, traditional methods of advertising can be a costly and inefficient means of acquiring new customers since merchants are required to pay for advertising regardless of whether the advertising is successful in delivering new customers. In addition, traditional advertising often does little to retain customers. As a result, merchants are increasingly seeking ways to reduce the costs of customer acquisition and retention as well as improve the efficiency of their spending.

Barriers to Getting Online

  Traditionally, to connect their homes to the Internet, consumers have been required to purchase a computer, choose an Internet provider and sign up for Internet access in a series of independent transactions. After these steps, the consumer still has to install the computer system and solve technical problems, often without the benefit of product expertise or technical assistance. Accordingly, we believe that many households have been discouraged from purchasing a computer system and obtaining Internet access due to a number of factors including the:

  .  traditionally high cost of a new computer system;

  . difficulty involved in installing and maintaining a home computer system;

  .  confusion involved in selecting an Internet access provider;

  .  anxiety over choosing appropriate products and services;

  .  threat of technological obsolescence; and

  .  concern about the privacy of personal information.

  Enterprises face these same barriers, but the challenge is compounded by the large scale of providing employees, customers and affiliated parties with computer systems and Internet access and the difficulty and complexity of implementing and managing an enterprise program.

Our Market Opportunity

  As the proliferation of the Internet makes it increasingly important and advantageous for individuals to have access to this commercial and informational medium, we believe an opportunity exists for a solution that can address the related needs of:

  . consumers who require a computer and Internet access to participate in the digital economy;

  . enterprises that can derive significant financial benefits and increased efficiency from their employees, customers and affiliated parties having access to the Internet; and

  . merchants that need a cost-effective way to acquire new customers and to develop profitable, long-term relationships with them.

The PeoplePC Solution

  PeoplePC has created a business model that addresses the increasing need for people to access the Internet and provides significant value to consumers, enterprises, merchants and suppliers. Our integrated solution:

  . makes it easier, more convenient and more affordable for people to participate in the digital economy by providing them with a new brand-name computer system, unlimited Internet access, customer support and in-home technical service and the opportunity to participate in our buyer's club, all for a single low monthly membership fee;

  . enables enterprises to communicate with their employees, customers and affiliated parties online by providing the tools to access the Internet away from the workplace through our scalable, cost-effective, integrated solution; and

  . offers suppliers a wider base of customers and provides merchants access to a community of potential customers through a pay-for-performance model in which merchants pay only when a new customer is acquired or a transaction is completed, thereby enabling merchants to effectively reduce customer acquisition and retention costs.

Our Value Proposition to Members

  We offer our members an affordable package of products and services that reduces the hassle of purchasing a computer and getting online. In addition, as a benefit of joining our community, members receive value in the form of discounts and special offers from merchants that participate in our buyer's club. For as little as $24.95 per month over three years, or less in the case of members whose membership fees are subsidized through enterprise programs, members receive:

  . A new high-quality, name-brand computer system, replaced every three years. Our members receive a complete, multimedia computer system that includes a high-quality personal computer with peripherals such as a color monitor, modem and CD-ROM and floppy diskette drives. Our computer systems are supplied by leading vendors, such as Compaq, Hewlett-Packard, IBM and Toshiba, and are pre-loaded with software from Intuit, McAfee, Microsoft and other leading vendors. We provide our members with a new, up-to-date computer system every three years for as long as they remain PeoplePC members.

  . Unlimited Internet access. We have teamed up with UUNET, a leading provider of Internet service, to offer our members Internet access 24 hours a day, 7 days a week, or 24x7. Our membership package includes unlimited use of this Internet access. In addition to fast, reliable and easy-to-use Web browsing capabilities, our members have their own personal email accounts and the ability to build and host their own Web sites.

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  .  Easy setup, comprehensive customer support and in-home service. We aim to make our members' PeoplePC experience as hassle-free and worry-free as possible. Our easy-to-follow instructions and telephone support services are designed to minimize the difficulty of computer and Internet setup. A three-year parts and labor warranty on hardware including in-home technical service, together with 24x7 technical support and customer assistance, ensures that members receive help when they need it.

  Aggregated Buying Power and Cost Savings. By pooling the collective online purchasing power of the PeoplePC community, we enable our members to receive discounts and benefits typically reserved for large organizations. Through the PeoplePC buyer's club, members can take advantage of consumer deals on goods and services from our rapidly growing list of merchants. We strive to form relationships with leading merchants that provide our members with discounts and benefits in exchange for the opportunity to offer their products and services to our members. As the PeoplePC membership community grows, we believe that more merchants will want to participate in our program, offering our members an increasingly attractive combination of value and choice.

  Commitment to Privacy. Our business model does not require members to view intrusive advertising on their computers. We periodically inform our members of offers that might be of interest and value to them through our Web site and email, but members may choose to receive more or less information at any time. In addition, we do not distribute or sell our members' personal data to other companies for advertising or direct mailing purposes without permission or allow advertisers to solicit them within our community without their consent.

Our Value Proposition to Enterprises

  Enterprises can generate tangible benefits if their employees, customers and affiliated parties own computers and have access to the Internet away from the workplace. We offer an easy and affordable way for enterprises to bring all of these parties online. Members that join through an enterprise program receive a computer system and related products and services selected by the enterprise and become full PeoplePC members. We strive to offer competitive pricing and anticipate that enterprises will share the cost of PeoplePC membership with their employees, customers and affiliated parties.

  Scalable, Cost Effective, One-Stop Solution. We provide enterprises with an integrated solution from a single source that scales easily and quickly, requires little additional infrastructure investment and provides the enterprise's employees, customers and affiliated parties with the same convenience, quality assurance and value benefits enjoyed by all PeoplePC members. In addition, we believe that our packaged offering costs enterprises less than it would for them to purchase each component of our offering separately.

  Connected Employees, Customers and Affiliated Parties. By offering the PeoplePC package, enterprises can provide their employees, customers and affiliated parties with computing capabilities and access to the Internet away from the workplace. While this access facilitates communication for the enterprise, having a computer and Internet access at home may also help employees and their families accelerate the development of Internet and electronic business skills, encouraging the development of a more technologically savvy workforce that can participate in the digital economy.

  Enhanced Enterprise Communications and Reduced Costs. By enabling their employees, customers and affiliated parties to communicate and collaborate more efficiently with each other, our enterprise customers can streamline certain business processes and reduce infrastructure costs. For example, increased use of electronic communications can reduce printing, mailing and other administrative costs. A connected enterprise can also disseminate corporate information more rapidly

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and effectively across businesses and geographies. In addition, we enable enterprises to establish relationships with their employees, customers and affiliated parties through contact points such as:

  . desktop icons that connect members directly to the enterprise Web site or Intranet;

  . customized keyboards with buttons that connect members to the enterprise's Web site;

  .  welcome pages that display enterprise information and promotions;

  . email correspondence to enterprise employees, customers and affiliated parties; and

  .  customer service to support enterprise services.

  Improved Relationships. Using our solution, companies can provide their employees, customers and affiliated parties with a computer system, Internet access and the benefits of PeoplePC membership. We believe that by providing our package of products and services, enterprises may improve employee relations and help to instill a sense of corporate pride and community among their workforces. In addition, by sponsoring a program that facilitates communication and delivers value over the long term, we believe an enterprise can build goodwill, maintain ongoing correspondence and develop deeper relationships over time with its employees, customers and affiliates.

Our Value Proposition to Merchants and Suppliers

  The PeoplePC business model is designed to help merchants and suppliers reduce their customer acquisition and retention costs and build long-term relationships with our members.

  Reduced Customer Acquisition and Retention Costs. We help suppliers reach a large number of customers without having to incur the typical selling costs. We also provide merchants with the opportunity to reduce the costs of acquiring and retaining customers by offering their products and services to our membership community. Merchants compensate us only if our members transact business with them. We encourage merchants to share the cost savings with our members, thereby increasing the attractiveness of the consumer deals offered through our buyer's club. Better deals in turn enhance the value of membership and entice even more consumers to join.

  Long-Term Customer Relationships. As our membership grows, we believe our relationship with our members will become increasingly valuable to merchants. We develop relationships with our members in a variety of ways over the course of their membership and also enable our merchants and suppliers to develop relationships with our members. These relationships are built with our members through the following:

  . Joint marketing. We market our offering together with the products and services of our suppliers and participating merchants.

  . Pre-loaded software. We install software from third-party suppliers on our computers prior to shipment.

  . Start-up materials. We pack coupons from our merchants in boxes containing new computer systems and feature participating merchants in our startup guide.

  . Desktop icons. We place PeoplePC icons on computer desktops that link members to the PeoplePC Web page when connecting to the Internet.

  . Welcome page. Each time a member connects to the Internet, a welcome page appears displaying the PeoplePC logo along with selected promotions from participating merchants.

  . Membership emails. We send regular emails to our members that provide membership information and occasional promotions.

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  .  Customer service. We provide high-quality and reliable customer service through our call centers and by email.

  . Web site and billing statement. Our Web site and billing statement provide additional channels through which we and merchants can communicate with customers or take advantage of co-branding opportunities.

In the future, we intend to offer a customized keyboard with buttons that will enable one-touch access directly to the Web sites of a member's most important or most visited vendors. While we do not allow merchants to solicit our members without their consent, merchants can maintain promotional relationships with consumers who wish to receive more detailed information about specific goods and services.

  Efficient and Flexible Pricing. We offer merchants efficient, flexible pricing that enables them to maximize the return on their customer acquisition investment. We currently offer a performance-based pricing system where we are only compensated if our members actually transact business with participating merchants. For example, we receive a portion of the revenue from each sale or a customer acquisition fee for each member that becomes a customer of a given merchant. In some cases, we receive both a customer acquisition fee and a portion of sales revenue. In any case, merchants pay only for the specific results that they receive through our relationship.

The PeoplePC Strategy

  We believe that long-term customer relationships are far more valuable than the cost of providing customers with the tools they need to participate in the digital economy. Our business model allows us to subsidize the cost of products and services with merchant and other revenues, including revenues from peripherals and upgrades. We focus on the quality of our members' experience, the scalability of our operations, and on building the critical mass required to drive costs down for our members, enterprises, merchants, suppliers and our company.

Leverage Virtual Business Model

  Our virtual business model relies on multiple third-party vendors to expand our operations infrastructure rapidly by using the strengths of leading suppliers. Once a PeoplePC membership application is processed, our core infrastructure providers help new members finance their computer systems, supply members with their computer systems and software, ship the products to our members' homes, connect members to the Internet and provide telephone support and onsite technical assistance. These core providers currently include:

  .  computer suppliers such as Compaq, Hewlett-Packard, IBM and Toshiba;

  .  software vendors such as Intuit, McAfee and Microsoft;

  .  financial institutions such as MBNA;

  .  distribution and delivery providers such as Ingram Micro;

  .  Internet access providers such as UUNET; and

  . support and service providers such as Sykes Enterprises, DecisionOne and Ron Weber.

We seek relationships with multiple providers to ensure redundancy and to offer our members a complete, valuable and high-quality solution. We choose our providers based on their global capabilities and their ability to expand rapidly as our requirements increase. By utilizing the capabilities of well-established providers, we believe we will be able to grow rapidly, build on our providers' expertise, maintain efficient cost structures and focus on developing our brand and signing up more members and merchants.

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Build a World-Class Brand

  We believe that developing a premier global brand is critical to attracting and retaining members and high-quality merchants, and we plan to continue to focus on building our brand as a key component of our marketing strategy. As part of our business model, we intend to continue to align ourselves with leading suppliers and merchants so that PeoplePC will be associated with high-quality products and companies. To reinforce the PeoplePC reputation for high-quality service, user-friendliness, credibility and community, we intend to promote PeoplePC extensively through various media, including television, radio, print, direct mail, online advertising, personalized PeoplePC email addresses and co-branding arrangements such as our relationship with Yahoo! on the PeoplePC member welcome page.

Expand Enterprise Channel

  We intend to continue to pursue enterprise customers, such as large corporations, schools, municipalities and unions, through our PeoplePC enterprise program in order to increase our membership and provide our members with the additional collective buying power of large organizations. We have already signed agreements with Ford and Delta and we intend to sign agreements with other Fortune 500 companies to help promote mainstream adoption of the PeoplePC solution in the business and global community. Finally, we intend to market our offering through the sales channels of some of our merchants and enterprise customers in joint-customer acquisition programs.

Deliver Quality Customer Experience

  We strive to build long-term relationships with our members by establishing multiple points of contact with them and by providing our members with meaningful value, comprehensive customer service and a commitment to privacy. Our products and services involve multiple communication channels, including our Web site, email system, call center and billing statements. In addition, from our initial membership benefits of an affordable personal computer and convenient Internet access to the ongoing benefits of a growing buyer's club, we seek to offer our members the best value that we can provide. Our three-year parts and labor warranty and 24x7 customer service and technical support serve to assure our members that we will be available to them whenever they need help. Finally, we do not distribute or sell our members' personal data to other companies for advertising or direct mail promotions without permission or allow advertisers to solicit them within our community without their consent.

Expand Product Offerings

  We intend to expand our product offerings to include high-performance computer systems, laptop computers, imaging devices and other peripherals. In addition, we intend to offer high-speed Internet access as it becomes more common and affordable. Further, we intend to expand our product offering to alternative Internet access devices as these products become more developed and widespread. Since we are platform-independent, we do not require members to use specific hardware, software, Web browsers or portals. In fact, through our PeoplePC Online service, members can use their existing computer systems to receive Internet access and enjoy the benefits of PeoplePC membership for $9.95 a month or less.

Target International Markets

  We plan to take advantage of the international capabilities of our core vendors and the global nature of the Internet to aggressively expand our business into international markets. In addition, we intend to use our relationship with SOFTBANK to establish additional relationships with international suppliers and service providers.

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  The global nature of our arrangements with Ford and Delta requires us to expand our operations into international markets on an accelerated time frame. Once we have established our international operations pursuant to the Ford and Delta agreements, we intend to offer our products and services to the general public in several of the countries in which we have established operations.

Products and Services

PeoplePC Membership Package

  PeoplePC membership includes:

  Computer System. We offer computer systems that deliver strong performance and good value to our members. We believe that our expertise simplifies the purchasing process for our members and our high purchasing volume allows us to get low pricing from our suppliers. Our members receive a computer system that currently includes at least a 400 megahertz processor with 64 megabytes of RAM and 6 gigabytes of memory on the hard drive. Our systems currently include a 15-inch color monitor, a modem and CD-ROM and floppy diskette drives. We currently offer our members the opportunity to upgrade to a 17-inch color monitor and to purchase a color printer.

  All of our systems include software which has been installed on the computer prior to shipping. Currently, our systems come pre-loaded with Microsoft Windows 98, Microsoft Works, Microsoft Money and McAfee's anti-virus software. Our systems arrive ready to connect to the Internet. Our enhanced Internet Explorer browser displays the PeoplePC logo and a button to access recommended PeoplePC merchants.

  Currently, we provide our members with computer systems from Compaq, Toshiba, Hewlett-Packard and IBM, depending on the availability and pricing of these systems at the time of shipment. In the future, we may offer computers from other computer vendors. We plan to offer laptop computers and a line of very high performance computers to our current enterprise customers and in the future may offer them to our general members.

  Unlimited Internet Access Services. We provide our members unlimited Internet access. Our computer systems arrive ready to connect to the Internet. To use our service, members initiate telephone connections between their personal computers and computer hardware in local or regional telecommunications facilities known as points of presence.

  We currently contract for the use of points of presence around the country from UUNET Technologies, Inc., an MCI WorldCom company. Through UUNET, we are able to offer local dial-up phone connections to approximately 90 percent of the U.S. population. Thus, our users typically bear no expense for Internet communication beyond the cost, if any, of an ordinary local or regional phone call. Our service provides full point-to-point protocol access to the Internet, and supports the v.90 standard for 56 kbps connections. In the future, we may contract with other wholesale providers in the United States and in other countries in order to achieve more extensive coverage or more competitive pricing.

  Under our agreement with UUNET, we are charged for the aggregate number of active PeoplePC members who connect to the Internet. Our agreement also provides for additional charges for high volume usage. Our agreement with UUNET expires in June 2002 and will be renewed for an additional year unless either party provides notice 60 days prior to the end of the term of its intent not to renew.

  We provide our members with email services. PeoplePC membership includes an "@peoplepc.com" email address that can be accessed through our Internet access provider from a member's primary computer or through the Internet from any computer with an Internet connection. Our email services are hosted by Critical Path. We also provide our members with 10 megabytes of

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space to maintain their own Web site. Our computer systems include software to assist members in the creation and maintenance of their Web site. Our members' Web sites are hosted by Web Provider, an Interliant company.

  Merchants. Our merchants offer our members discounts and other benefits in exchange for the opportunity to offer their products and services to our membership base. The collective purchasing power of our members enables us to negotiate discounts and special offers typically reserved for large organizations. We select merchants that we believe offer high-quality products and services. The product and service offerings of participating merchants appear in a directory on our Web site. Currently, more than 50 merchants have signed agreements with us, but none of them has generated significant revenues for us to date. Representative merchants include:

  1-800-flowers.com            FTD.COM                priceline.com
  Budget Rent a Car            Gap Inc.               The Sports Authority
  BUY.COM                      MCI Worldcom           Tickets.com
  E*TRADE                      more.com               wine.com
  E-LOAN                       Mondera.com            ZDNet

  Our merchants compensate us either through a percentage of sales revenues generated by our members' purchases or through a fixed fee when a member opens an account or executes his or her first transaction with a merchant. In some cases, we receive both a fixed fee for generating new customers and a percentage of subsequent sales revenues.

  We intend to continue to expand the number and variety of our merchants to provide our members with a broad range of product and service offerings. As our membership base grows, we believe we will be able to negotiate even more favorable deals for our members and increase the revenues we earn through our merchandise offerings.

  Service and Warranty. We believe that a high level of customer service and technical support is critical to retaining and expanding our membership base. We offer 24x7 customer service and technical support services by telephone for the three-year membership term. Our representatives address questions concerning computer set-up and operation, Internet access and membership offers and services.

  In order to maintain low costs and enable rapid growth, we outsource most of our customer service and technical support to multiple providers including Sykes Enterprises, Incorporated, Ron Weber and Associates, Inc. and DecisionOne. As of March 31, 2000, these providers had approximately 920 agents dedicated exclusively to PeoplePC, comprised of approximately 230 agents providing sales services and approximately 690 agents providing customer service and technical support. Our agreement with Sykes terminates in July 2000 and automatically renews for one-year periods until terminated by either party with 90 days written notice. Our agreement with Ron Weber and Associates expires in February 2002 and either party may terminate the agreement on 60 days written notice. Our agreement with DecisionOne may be terminated at any time by either party.

  We also provide our members technical support and service and a three-year hardware warranty covering parts and labor that includes in-home technical service. Our technical support is provided by both our suppliers and Service Net, Inc. Our agreement with Service Net terminates in November 2002 and is automatically renewed for two-year terms. After November 2002 either party may terminate the agreement with 90 days written notice during a renewal period.

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PeoplePC Online

  Customers who do not wish to purchase a new computer system may still take advantage of our product offerings through our PeoplePC Online program. This offering includes unlimited Internet access, discounts through our participating merchants, email services and a hosted Web site. PeoplePC Online currently costs our members $9.95 per month or less.

Enterprise Sales

  Our strategy is to enter into relationships with enterprises such as large corporations, schools, municipalities, government entities and unions to provide our offering to their employees, customers and other affiliated parties.

Ford Motor Company

  In April 2000, we entered into an agreement to be the sole provider for the Employee Connectivity Program of the Ford Motor Company. We believe our offering will help Ford employees to develop computing and Internet skills and enable Ford to distribute information electronically and streamline business processes. We agreed to provide up to 380,000 Ford employees worldwide who are eligible to participate in the program with a personal computer, a printer, unlimited Internet access, a customized Web portal, email services, program management and administration, telephone and email customer service and technical support, a three-year warranty on parts and labor and an in-home service agreement for three years. Ford employees also will have the opportunity to participate in our buyer's club. We have agreed to provide Ford employees with several options to upgrade their computer systems for an additional charge.

  We intend to begin distributing products under the Ford Employee Connectivity Program worldwide in 2000. Our agreement with Ford will expire in April 2003. Either party may terminate the agreement at any time for cause, provided that the other party is allowed a 60-day cure period. If the agreement is not renewed, the program will continue until the completion of any outstanding service terms.

  In April 2000, Ford purchased 4,765,650 shares of our Series C preferred stock. Ford also received the right to purchase 1,905,000 shares of common stock in a private placement effected at the closing of this offering at the same price per share as this offering. If Ford exercises this right in full, Ford will also receive a warrant to purchase an additional 2,857,500 shares of common stock exercisable at the same price per share as this offering, at any time for a period of 200 days following the date of this offering.

Delta Air Lines, Inc.

  We entered an agreement with Delta Air Lines, Inc. in January 2000 in which we agreed to provide up to 75,000 Delta employees who are eligible to participate in the program with a personal computer, email services, program management and administration, telephone and email customer service and technical support, a three-year warranty on parts and labor and in-home service for three years. Delta employees also will have the opportunity to participate in our buyer's club. Unlimited Internet access will be provided to Delta employees by AT&T. We believe that our offering will enable Delta to communicate and collaborate with its employees more effectively and enable Delta employees to access company information conveniently. We have agreed to provide Delta employees with several options to upgrade their computer systems for an additional charge.

  We intend to begin distributing products under the Delta program in 2000. Our agreement with Delta will expire in January 2003. If the agreement is not renewed, the program shall continue to allow the completion of the outstanding service terms. Delta holds a warrant to purchase 500,000 shares of our common stock at an exercise price of $6.225 per share.

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Customer Service

  We believe consistent, high-quality customer service is critical to retaining and expanding our membership base and building our brand. We strive to make our members' PeoplePC experience as hassle-free and worry-free as possible. We provide 24x7 customer service and technical support. We strive to minimize the time members must wait for a customer service representative and strive to resolve member questions as quickly as possible. We also provide in-home technical service for hardware problems that cannot be resolved on the telephone.

  Our members receive easy-to-follow instructions to assist with the set-up and operation of their computer systems and Internet access. We also have customized a member's initial connection to the Internet to simplify the registration process. Our Web site contains a customer service page that outlines PeoplePC policies and provides answers to frequently asked questions. Members also can email representatives for customer service and technical support. In addition, we intend to launch live online customer service on our Web site to assist customers as they apply for membership.

Sales and Marketing

  Our sales and marketing strategy is designed to build brand recognition, to add new customers, to establish strong customer loyalty and to encourage transactions with merchants. Many of our members join PeoplePC on our Web site or by calling our customer service centers after hearing about PeoplePC in advertising or through word of mouth. In an effort to effectively position the PeoplePC brand in the marketplace as a leading provider of bundled computer and Internet access offerings and to accelerate the acquisition of new customers, we are currently conducting a nationwide advertising campaign across a broad range of media.

  Traditional Advertising. We advertise on national television networks and various cable channels and in a number of publications such as USA Today, the Wall Street Journal and local and regional newspapers. Further, we engage in targeted direct mail campaigns to promote both our full membership package and our PeoplePC Online offering.

  Online Advertising. We place advertisements on various high-profile and high-traffic Web sites. Our advertisements on these sites are typically focused on customer acquisition and encourage visitors to click through directly to our Web site and apply for membership. We also engage in targeted direct email campaigns to promote our product and service offerings.

  An important part of our marketing strategy is to promote the PeoplePC brand with our existing members. Our PeoplePC Web site is our primary means of communicating with our members. In the future, we intend to enhance the community features of our Web site, such as live online chat, links to news and other information and the ability to locate members with similar interests. Further, we promote our brand through the PeoplePC-My Yahoo! Web page which appears as a welcome page when our members connect to the Internet.

Operations

  Distribution. We believe that our outsourced distribution model is key to an efficient and rapidly scalable operations model. As part of this strategy, we entered into an agreement with Ingram Micro in August 1999 in which they agreed to provide, process and distribute computer systems and peripherals to our customers. Ingram Micro is one of the leading wholesalers of brand-name computer hardware and software products worldwide. Our computer suppliers ship their products directly to Ingram Micro's distribution centers around the country. When a customer application is approved, products are picked from inventory, packed and shipped to our customers from the distribution center closest to the shipping address.

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  We believe that our outsourced distribution model has been highly effective at leveraging the inventory management, distribution and fulfillment capabilities of Ingram Micro to deliver products to our customers. By using a secure electronic connection, orders placed by our customers on our Web site or through one of our call centers are transmitted directly to Ingram Micro after being processed by us. These orders are processed and sent to a designated distribution center to be picked, packed and shipped. The integrated electronic connection with Ingram Micro also provides us with data on inventory quantities, inventory location, shipping status and order tracking numbers. Our Web site provides a direct link from a customer's order information to United Parcel Service to provide information on order delivery status. Our agreement with Ingram Micro expires in August 2000, and may be renewed for one-year terms by mutual written consent of the parties.

  Financing. We provide financing to our members through MBNA America Bank, N.A. We entered into an agreement with MBNA in February 2000 in which MBNA agreed to provide a 36-month loan with a $24.95 monthly payment to qualified members who wish to finance their membership fees. Peripherals, upgrades and shipping charges are not currently financed. We refer member credit information we collect in connection with membership applications to MBNA. Applications may be declined or a higher than standard interest rate may be offered based on the creditworthiness of the applicant, which may result in a monthly fee more than $24.95. Once we notify MBNA that products have been shipped to a new member, MBNA makes payment to us of the principal amount financed. Our agreement may be terminated by MBNA upon 90 days notice and by us upon 90 days notice after we have submitted a predetermined number of credit applications to MBNA. Either party may terminate our agreement for a material breach following a 45-day cure period. In association with another financial institution, we have issued a limited number of credit cards. We do not currently have a credit card program, but we may begin a new credit card program in the future.

PeopleGive

  We intend to establish PeopleGive, a non-profit organization, to help bridge the digital divide by providing computer systems and Internet access to persons in need. PeopleGive intends to distribute new and refurbished computer systems with a bundled service package that includes Microsoft productivity software, unlimited Internet access, technical support and educational software. Initially, we intend to focus on families with children in the public schools. PeopleGive intends to collaborate with computer recycling firms to refurbish previously owned computer systems along with PeoplePC computer systems that are donated by members who upgrade their memberships and receive newer systems. PeopleGive also plans to work with training organizations to provide recipients with computer skills.

  We have launched a program to benefit 100 families in the Oakland, California area through the Marcus A. Foster Educational Institute. We intend to launch other programs in San Francisco, East Palo Alto, San Jose, Washington D.C., New York, Chicago, Detroit, Atlanta and the state of Kentucky.

Competition

  The markets for personal computers, Internet access and buyer's clubs are intensely competitive, evolving and subject to rapid technological change. These markets are characterized by an increasing number of entrants. We compete for members with the following categories of competitors:

  . vendors that bundle a computer, Internet access and customer service in a single offering and provide a multi-year payment plan;

  . vendors of personal computers, including some vendors that currently supply our products;

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  .  Internet service providers; and

  .  buyer's clubs.

  The primary competitive factors in the bundled computer, Internet access and customer service market include scalability, price, brand, customer experience, effective customer support, a reputation of reliable service, geographic coverage and distribution. There are relatively few barriers preventing our competitors from capitalizing on the convergence of the computer, Internet access and customer service markets. As a result, new integrated offerings pose a threat to our business.

Intellectual Property

  We regard the protection of our copyrights, service marks, trademarks, trade dress and trade secrets as critical to our success. We rely on a combination of copyright, trade secret and trademark law and contractual restrictions to establish and protect our proprietary intellectual property rights in our products and services. We generally enter into confidentiality agreements with our employees and consultants. Our confidentiality agreements generally require our employees and consultants to hold in confidence and not disclose any of our proprietary information. Despite our efforts to protect our proprietary information, unauthorized parties may attempt to obtain and use our proprietary information. Policing unauthorized use of our proprietary information is difficult, and the steps we have taken might not prevent misappropriation, particularly in foreign countries where the laws may not protect our proprietary rights as fully as do the laws of the United States.

  We have filed applications for the registration of some of our trademarks and service marks, including PeoplePC, in the United States and in some other countries. We have not secured registration of any of our marks to date. We may be unable to secure such registered marks. It is also possible that our competitors or others will use marks similar to ours, which could impede our ability to build brand identity and lead to customer confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of the term PeoplePC. Any claims or customer confusion related to our trademark, or our failure to obtain trademark registration, would negatively affect our business. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States, and effective copyright, trademark and trade secret protection may not be available in such jurisdictions. Our efforts to protect our intellectual property rights may not prevent misappropriation of our content. Our failure or inability to protect our proprietary rights could substantially harm our business.

Facilities

  Our principal executive offices are located in San Francisco, California. We lease approximately 26,000 square feet at this facility pursuant to a lease that expires in February 2005. We have an option to extend the term of the lease for an additional five-year period. We intend to seek additional office space by the end of 2000.

Employees

  As of March 31, 2000, we had a total of 96 full-time employees. None of our employees are represented by a labor union, and we have no collective bargaining agreements. We consider our relations with our employees to be good.

Legal Proceedings

  We are not presently involved in any material legal proceedings.

                                   MANAGEMENT

Executive Officers and Directors

  Our executive officers and directors as of December 31, 1999 are as follows:

Name                     Age                   Position with PeoplePC
----                     ---                   ----------------------
Nick Grouf.............. 31  Chairman of the Board, Chief Executive Officer and Director
Daniel Kohler........... 43  Chief Operating Officer
Glen A. Kohl............ 44  Vice President and General Counsel
Ronald D. Fisher(1)..... 52  Director
John Sculley(2)......... 60  Director
Michael J. Price(1)..... 42  Director
Bradley A. Feld(1)(2)... 34  Director

--------
(1) Member of Audit Committee.

(2) Member of Compensation Committee.

  Nick Grouf, one of our co-founders, has served as our Chairman of the Board, Chief Executive Officer and a director since our founding in March 1999. From January 1999 to May 1999, Mr. Grouf served as a Venture Partner and Entrepreneur-in-Residence at SOFTBANK Technology Ventures, a venture capital firm. In 1995, Mr. Grouf co-founded and served as President and Chief Executive Officer of Firefly Network, Inc., a provider of personalization technologies for the Internet, which was acquired by Microsoft Corporation in April 1998. Mr. Grouf earned a B.A. from Yale University and an M.B.A. from Harvard Business School.

  Daniel Kohler has served as our Chief Operating Officer since July 1999. From August 1998 to July 1999, Mr. Kohler served as Senior Vice President of Operations and Administration of Ty, Inc., a toy manufacturer and distributor. From May 1994 to August 1998, Mr. Kohler served as Vice President of Catalog Operations of Office Max, Inc. Mr. Kohler earned a B.A. from the University of Pittsburgh and an M.B.A. from Keller Graduate School.

  Glen A. Kohl has served as our Vice President and General Counsel since March 2000. From May 1999 to March 2000, Mr. Kohl was Executive Director of Ernst & Young LLP's National Office West. From January 1994 through November 1996, Mr. Kohl served in the United States Treasury Department, first as Tax Legislative Counsel, and then as Deputy Assistant Secretary for Tax Policy. From October 1984 to December 1993 and from January 1997 through April 1999, Mr. Kohl was an associate and then a member of Wilson Sonsini Goodrich & Rosati, Professional Corporation. Mr. Kohl earned a B.S. in Mathematics from Tufts University, a J.D. from Yale Law School and a LL.M. in Taxation from New York University School of Law.

  Ronald D. Fisher has served as a director since October 1999. Mr. Fisher currently serves as the Chief Executive Officer of SOFTBANK Global Ventures, a global private equity organization. He joined SOFTBANK in October 1995. From January 1990 to February 1996, Mr. Fisher was the Chief Executive Officer of Phoenix Technologies, Ltd., a developer and marketer of system software products for personal computers. Mr. Fisher is a director of SOFTBANK Corp. (Japan), Ziff Davis, Inc., InsWeb Corp. and Global Sports, Inc. Mr. Fisher earned a Bachelor of Commerce from the University of Witwatersand in South Africa and an M.B.A. from Columbia University.

  John Sculley has served as a director since May 1999. Since 1994, Mr. Sculley has served as a partner of Sculley Brothers LLC, a venture capital firm. Mr. Sculley previously served as the Chief Executive Officer of Apple Computer, Inc. for ten years. Mr. Sculley is a director of Buy.com, Inc., Netobjects Inc., Talk City, Inc. and NFO Worldwide, Inc. Mr. Sculley holds a B.S. in Architectural Design from Brown University and an M.B.A. from the Wharton Business School.

  Michael J. Price has served as a director since October 1999. Mr. Price is Co-Chairman of FirstMark Communications International LLC, a broadband Internet company. From March 1987 to March 1998, Mr. Price served first as a Vice President and then as a Managing Director of Lazard Freres & Co. L.L.C., where he founded its Global Telecommunications and Technology practice. Mr. Price is a director of Amdocs Ltd. and SpectraSite. Mr. Price earned a B.A. in economics from the Wharton School at the University of Pennsylvania and an M.B.A. from Harvard Business School.

  Bradley A. Feld has served as a member of our board of directors since March 1999. Since June 1996, Mr. Feld has served as managing director of SOFTBANK Technology Ventures. Mr. Feld is a director and co-chairman of Interliant, Inc. and MessageMedia, Inc. and a director of a number of privately held companies. Since 1995, Mr. Feld has been the President of Intensity Ventures Inc., a company that helps to establish, advise and operate software companies. From 1993 to 1995, Mr. Feld served as chief technology officer of AmeriData Technologies, a publicly-traded company that was acquired by GE Capital in 1996. Mr. Feld holds S.B. and S.M. degrees from the Massachusetts Institute of Technology.

Board of Directors

  Our board of directors consists of five members. Upon the completion of this offering, the terms of office of the board of directors will be divided into three classes: Class I, whose term will expire at the annual meeting of stockholders to be held in 2001; Class II, whose term will expire at the annual meeting of stockholders to be held in 2002; and Class III, whose term will expire at the annual meeting of stockholders to be held in 2003. The Class I directors are Messrs. Price and Feld. The Class II directors are Messrs. Sculley and Fisher. The Class III director is Mr. Grouf. At each annual meeting of stockholders after the initial classification, the successors to directors whose term expires will be elected to serve a term of three years. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. This classification of directors may have the effect of delaying or preventing changes in control of PeoplePC.

  Executive officers are elected by the board of directors annually. There are no family relationships among any of the directors, officers or key executives of PeoplePC.

Board Committees

  PeoplePC's board of directors has an audit committee and a compensation committee. Messrs. Fisher, Price and Feld are members of the audit committee and Messrs. Sculley and Feld are members of the compensation committee. The audit committee reviews our internal accounting procedures and consults with and reviews the services provided by our independent accountants. The compensation committee reviews and recommends to the board of directors the compensation and benefits of all of our officers and establishes and reviews general policies relating to compensation and benefits of our other employees.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

  No interlocking relationship exists between the board of directors or compensation committee of PeoplePC and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Director Compensation

  Our directors do not currently receive any cash compensation for their service as directors, except reimbursement for reasonable travel expenses in connection with attendance at board and committee meetings. Current and future directors are eligible for option grants under our incentive plans.

Executive Compensation

  The following table sets forth the compensation paid to our chief executive officer during the fiscal year ended December 31, 1999. No other executive officer received compensation in excess of $100,000 in the fiscal year ended December 31, 1999.

                           Summary Compensation Table

                                                           Long-Term
                                                          Compensation
                                                             Awards
                                     Annual Compensation  ------------
                                     --------------------  Securities
  Name and Principal     Fiscal Year                       Underlying     All Other
       Position             Ended    Salary ($) Bonus ($) Options (#)  Compensation ($)
  ------------------     ----------- ---------- --------- ------------ ----------------
Nick Grouf, Chairman of
 the Board and Chief
 Executive Officer.....     1999      $126,731      --         --           $2,450

Grants of Stock Options

  No grants of options to acquire shares were made to the executive officer named in the executive compensation table during the fiscal year ended December 31, 1999.

Exercises of Stock Options

  No exercise of options to acquire shares was made by the executive officer named in the executive compensation table during the fiscal year ended December 31, 1999.

Employee Benefit Plans

1999 and 2000 Stock Plans

  Our 1999 stock plan was adopted by our board of directors and approved by our stockholders in May 1999. A total of 16,560,000 shares of common stock were reserved for issuance under the 1999 stock plan. When the board adopted the 2000 stock plan in March 2000 and reserved 15,500,000 shares of common stock for issuance under the plan, the board determined not to grant additional options under the 1999 stock plan. As of March 31, 2000, options to purchase 5,546,050 shares of common stock were outstanding under the 1999 stock plan and 1,321,700 shares were available for future grant under the 1999 plan. All 1,321,700 shares have been added to the 15,500,000 shares available for future grant under the 2000 plan for a total of 16,821,700 shares available for future grant. The number of shares reserved for issuance under the 2000 plan increases automatically as options granted under the 1999 plan terminate unexercised. The 2000 stock plan provides for an annual increase in the number of shares reserved for issuance under the plan beginning on January 1, 2001, in an amount equal to the lesser of:

  .  a maximum number of shares;

  . four percent of our outstanding shares of common stock on the last day of the prior fiscal year; or

  .  an amount determined by our board of directors.

  The 1999 and 2000 stock plans provide for grants of incentive stock options to our employees including officers and employee directors and nonstatutory stock options to our consultants and non-employee directors. The purposes of our stock plans are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to our employees and consultants and to promote the success of our business. The compensation committee administers our stock plan and determines the optionees and the terms of options granted, including the exercise price, number of shares subject to the option and the exercisability thereof.

  The term of the options granted under the stock plans is stated in each option agreement. However, the term of an incentive stock option may not exceed ten years and, in the case of an option granted to an optionee who owns more than ten percent of our outstanding stock at the time of grant, the term of an option may not exceed five years. Options become exercisable as set forth in each option agreement.

  With respect to any optionee who owns more than ten percent of our outstanding stock, the exercise price of any stock option granted must be at least 110% of the fair market value on the grant date.

  No incentive stock options may be granted to an optionee, which, when combined with all other incentive stock options becoming exercisable in any calendar year that are held by that person, would have an aggregate fair market value in excess of $100,000. In any fiscal year, we may not grant any employee options to purchase more than a maximum number of shares, and we are limited in the number of shares we may grant in the case of an employee's initial employment. The 1999 stock plan will terminate in May 2009, and the 2000 stock plan will terminate in March 2010, unless our board of directors terminates it sooner.

  As of March 31, 2000, we had issued 9,692,250 shares of common stock upon the exercise of options granted under our 1999 stock plan, we had outstanding options to purchase 5,546,050 shares of common stock at a weighted average exercise price of $1.316 per share and 1,321,700 shares remained available for future option grants under our 1999 stock plan. As of March 31, 2000, no options had been granted under the 2000 stock plan.

  Our stock plan provides that in the event we merge with or into another corporation, or we sell all or substantially all of our assets, each outstanding option shall be assumed or substituted by the successor corporation. If the successor corporation refuses to assume or substitute for the option, then all outstanding options will become fully vested and exercisable.

2000 Employee Stock Purchase Plan

  Our 2000 employee stock purchase plan was adopted by our board of directors in March 2000 and will become effective upon the closing of this offering. We have reserved a total of 6,600,000 shares of common stock for issuance under the 2000 employee stock purchase plan, together with an annual increase in the number of shares reserved thereunder beginning on January 1, 2001 in an amount equal to the lesser of:

  .  a maximum number of shares;

  . three percent of our outstanding common stock on the last day of the prior fiscal year; or

  .  an amount determined by our board of directors.

  The employee stock purchase plan contains successive, overlapping 24-month offering periods. Each offering period includes four six-month purchase periods.

  Our employee stock purchase plan is administered by our board of directors and is intended to qualify under Section 423 of the Internal Revenue Code. Our employees, including our officers and employee directors, but excluding our five percent or greater stockholders, are eligible to participate if they are customarily employed for at least 20 hours per week and for more than five months in any calendar year. Our employee stock purchase plan permits eligible employees to purchase common stock through payroll deductions.

  Our employee stock purchase plan provides that in the event we merge with or into another corporation, or we sell all or substantially all of our assets, each outstanding option shall be assumed or substituted by the successor corporation. If the successor corporation refuses to assume or substitute for the option, then any purchase periods in progress will be shortened by setting a new exercise date, and any offering periods then in progress shall end on the new exercise date.

  Our employee stock purchase plan will terminate in March 2010, unless our board of directors terminates it sooner.

401(k) Plan

  In 1999, we adopted a retirement savings and investment plan, the 401(k) plan, covering our eligible participants. The 401(k) plan is intended to qualify under Section 401(a) and 401(k) of the Internal Revenue Code, so that contributions to the 401(k) plan by employees or by us and the earnings thereon are not taxable to the employees until withdrawn. If our 401(k) plan qualifies under Section 401(k) of the Internal Revenue Code, our contributions will be deductible by us for the tax year when made. Generally, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit of $10,500 in 2000 and to have those funds contributed to the 401(k) plan. The 401(k) plan permits us, but does not require us, to make additional matching contributions on behalf of all participants.

Limitation of Liability and Indemnification

  Our certificate of incorporation limits the liability of our directors and executive officers to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

  .  any breach of their duty of loyalty to our company or our stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

  . any transaction from which the director derived an improper personal benefit.

  The limits on a director or officer's liability in our certificate of incorporation do not apply to liabilities arising under the federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

  Our certificate of incorporation, together with our bylaws, provides that we must indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether our bylaws would otherwise permit indemnification. We believe that the indemnification provisions of our certificate of incorporation and bylaws are necessary to attract and retain qualified persons as directors and officers. We also maintain directors' and officers' liability insurance.

  We entered into agreements to indemnify our directors, executive officers and other employees as determined by the board of directors. These agreements provide for indemnification for related expenses including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of his or her service as a director, executive officer or employee. We believe that these provisions and agreements are necessary to attract and retain qualified persons as our directors and executive officers.

  At present we are not aware of any pending litigation or proceeding involving any director, officer, employee or agent of our company where indemnification will be required or permitted. Nor are we aware of any threatened litigation or proceeding that might result in a claim for indemnification.

                              CERTAIN TRANSACTIONS

  All future transactions, other than compensation, stock options pursuant to the plans and other benefits available to employees generally, including any loans from us to our officers, directors, principal stockholders or affiliates, will be approved by a majority of our board of directors, including a majority of our independent and disinterested members of our board of directors. If required by law, such future transactions will be approved by a majority of the disinterested stockholders. These future transactions will be on terms no less favorable to us than we could obtain from unaffiliated third parties.

Stock Issuances to our Directors, Officers and Principal Stockholders

Series A Preferred Stock

  On May 14, 1999 we sold 24,000,000 shares of our Series A preferred stock at $0.125 per share. The purchasers of the Series A preferred stock included, among others:

                                                                     Aggregate
                                                        Shares of     Purchase
Investor                                              Series A Stock   Price
--------                                              -------------- ----------
Michael J. Price(1)..................................    1,600,000   $  200,000
Sculley Brothers LLC(2)..............................    4,000,000   $  500,000
SOFTBANK Technology Ventures Entities(3).............   14,400,000   $1,800,000

--------
(1) Represents the initial investment in the Series A preferred stock financing. Current holdings consist of:

  .  1,400,000 Series A shares held by Michael J. Price;

  . 80,000 Series A shares held by Michael J. Price as Custodian for Allie Price under the NJUTMA;

  . 80,000 Series A shares held by Michael J. Price as Custodian for Jeffrey Price under the NJUTMA; and

  .  40,000 Series A shares held by a third-party transferee.

  Michael Price is a member of our board of directors.

(2) Represents the initial investment in the Series A preferred stock financing. Current holdings consist of:

  .  3,990,000 Series A shares held by Sculley Brothers LLC; and

  .  10,000 Series A shares held by a third-party transferee.

  John Sculley, a partner of Sculley Brothers LLC, is a member of our board of directors.

(3) Represents holdings of:

  .  14,129,280 Series A shares held by SOFTBANK Technology Ventures IV LP;
     and

  .  270,720 Series A shares held by SOFTBANK Technology Advisors Fund LP.

  Bradley Feld, a managing director of SOFTBANK Technology Ventures, is a member of our board of directors. Mr. Feld disclaims beneficial ownership of the securities held by these entities, except to the extent of his pecuniary interest therein.

  Each share of Series A preferred stock is convertible into one share of common stock and contains a $0.125 per share liquidation preference. Concurrently with the sale of the Series A preferred stock, the investors entered into a co-sale agreement and an investor rights agreement with us. The co-sale agreement and the investor rights agreement were subsequently amended in connection with the Series B and Series C preferred stock financings. See "--Series C Preferred Stock" for more information about these agreements.

  In connection with the Series A preferred stock sale, we amended our certificate of incorporation to, among other changes, provide for the election of two directors by the holders of a majority of the Series A preferred stock. Mr. Fisher and Mr. Feld were elected to the board as the Series A directors. This voting arrangement will terminate on the date of this offering.

Loan Financing

  On September 30, 1999 we entered into a convertible loan agreement with SOFTBANK Capital Partners LP in which we borrowed $10,000,000 at 7% annual interest accruing as of October 30, 1999. The convertible loan agreement provided for the automatic conversion of the outstanding principal and accrued but unpaid interest on the convertible note upon the closing of our next equity financing. As a result of the Series B preferred stock financing that closed on October 25, 1999, the principal amount of $10,000,000, according to the terms of the agreement, into 4,587,156 Series B preferred shares. SOFTBANK Capital Partners LP was issued that number of Series B preferred stock calculated by dividing the principal amount and accrued interest by $2.18.

Series B Preferred Stock

  On October 25, 1999 we sold 29,816,514 shares of our Series B preferred stock at $2.18 per share. The purchasers of the Series B preferred stock included, among others:

                                                                  Aggregate
                                                    Shares of     Purchase
Investor                                          Series B Stock    Price
--------                                          -------------- -----------
SOFTBANK Technology Ventures Entities(1).........    2,293,578   $ 5,000,000
SOFTBANK Corp.(2)................................   20,642,202   $45,000,000(3)

--------
(1) Represents holdings of:

  .  2,250,458 Series B shares held by SOFTBANK Technology Ventures IV LP;
     and

  .  43,120 Series B shares held by SOFTBANK Technology Advisors Fund LP.

  Bradley Feld, a managing director of SOFTBANK Technology Ventures, is a member of our board of directors. Mr. Feld disclaims beneficial ownership of the securities held by such entities, except to the extent of his pecuniary interests therein.

(2) Represents holdings of:

  .  20,347,018 Series B shares held by SOFTBANK Capital Partners LP; and

  .  295,184 Series B shares held by SOFTBANK Capital Advisors Fund LP.

  Ronald Fisher, the Chief Executive Officer of SOFTBANK Global Ventures, is a member of our board of directors. Mr. Fisher disclaims beneficial ownership of the securities held by such entities, except to the extent of his pecuniary interest therein.

(3) $10,000,000 of the aggregate purchase price of $45,000,000 is in the form of a cancelled note under the September 1999 convertible loan agreement with SOFTBANK Capital Partners LP.

  Each share of Series B preferred stock is convertible into one share of common stock and contains a $2.18 per share liquidation preference. Concurrently with the sale of the Series B preferred stock, the investors entered into the existing co-sale and investor rights agreements. The co-sale agreement and the investor rights agreement were subsequently amended in connection with the Series C preferred stock financing. See "--Series C Preferred Stock" for more information about these agreements.

  In connection with the Series B preferred stock sale, we amended our certificate of incorporation to, among other changes, provide for the election of a director by the holders of a majority of the Series B preferred stock. There is currently no Series B director. This voting agreement will terminate on the date of this offering.

  SOFTBANK Corp., the controlling entity of SOFTBANK Capital Partners LP and SOFTBANK Capital Advisors Fund LP, received the right to participate in any joint venture relating to our operations outside the United States and Japan. We received the right to invest in any entity formed by SOFTBANK in Japan with a business model substantially similar to our business model. This arrangement will terminate on the effective date of this offering.

Series C Preferred Stock

  On April 5, 2000 we sold 9,468,252 shares of our Series C preferred stock at $5.246 per share. The purchasers of the Series C preferred stock included, among others:

                                                     Shares of      Aggregate
Investor                                           Series C Stock Purchase Price
--------                                           -------------- --------------
Ford Motor Company................................   4,765,650     $25,000,599
SOFTBANK Technology Ventures Entities(1)..........   1,283,426     $ 6,732,853
SOFTBANK Corp.(2).................................   1,587,000     $ 8,325,402
Michael J. Price Entities(3)......................     153,760     $   806,625
Sculley Brothers LLC..............................     307,526     $ 1,613,281

--------
(1) Represents holdings of:

  .  1,262,612 Series C shares held by SOFTBANK Technology Ventures IV LP;
     and

  .  20,814 Series C shares held by SOFTBANK Technology Advisors Fund LP.

(2) Represents holdings of:

  .  1,564,306 Series C shares held by SOFTBANK Capital Partners LP; and

  .  22,694 Series C shares held by SOFTBANK Capital Advisors Fund LP.

(3) Represents holdings of:

  . 153,760 Series C shares held by PPC Holdings LLC, an entity as to which Michael Price is the general partner.

  Each share of Series C preferred stock is convertible into one share of common stock and contains a $5.246 per share liquidation preference. Ford also received the right to purchase 1,905,000 shares of common stock in a private placement effected at the closing of this offering at the same price per share as this offering. If Ford exercises this right in full, Ford will also receive a warrant to purchase 2,857,500 shares of common stock exercisable at the same price per share as this offering at any time for a period of 200 days following the date of this offering.

  Concurrently with the sale of the Series C preferred stock, the investors entered into a co-sale agreement and an investor rights agreement with us. The co-sale agreement provides the Series A, Series B and Series C preferred stockholders the right to include a pro-rata share of stock in certain sales or transfers made by key management members Nick Grouf, Max Metral and David Waxman. The investor rights agreement provides the registration rights described in "Description of Capital Stock--Registration Rights".

  On April 5, 2000 we entered into an agreement to be the provider for Ford's Employee Connectivity Program.

Summary

  The table below summarizes the foregoing transactions with officers, directors and 5% stockholders. Upon closing of this offering, all shares of outstanding preferred stock will be automatically converted into shares of common stock.

                                  Series A   Series B  Series C
                          Common Preferred  Preferred  Preferred   Aggregate
Investor                  Stock    Stock      Stock      Stock   Consideration
---------                 ------ ---------- ---------- --------- -------------
Ford Motor Company.......   --           --         -- 4,765,650  $25,000,599

SOFTBANK Technology
 Ventures Entities.......   --   14,400,000  2,293,578 1,283,426  $13,532,853

SOFTBANK Corp............   --           -- 20,642,202 1,587,000  $53,325,402

Michael J. Price
 Entities................   --    1,600,000         --   153,760  $ 1,006,625

Sculley Brothers LLC.....   --    4,000,000         --   307,526  $ 2,113,281

Option Grants and Loans to Our Directors and Executive Officers

  The table below summarizes option grants to executive officers and directors. In some instances, the recipients of option grants have elected to early exercise their option. In such instances, the recipient of the optioned stock has agreed to give us the right to repurchase any stock that would have been unvested as of the date they cease to provide services to us if the option grant had not been early exercised.

                                    Start Date for
                                     Release from                      Number of
Officers, Directors and  Repurchase   Repurchase      Number of     Optioned Shares    Aggregate
5% Stockholders            Option       Option     Shares Optioned Exercised to Date Purchase Price
-----------------------  ---------- -------------- --------------- ----------------- --------------
Glen Kohl...............     (1)        3/6/00          400,000          400,000        $440,000
Daniel Kohler...........     (1)       7/26/99          880,000          880,000        $ 11,000
Daniel Kohler...........     (1)        2/8/00          600,000          400,000        $ 88,000
Michael J. Price........     (2)       5/14/99        1,160,000        1,160,000        $ 14,500
John Sculley............     (2)       5/14/99        1,160,000        1,160,000        $ 14,500

--------
(1) 1/4th of the shares are released from our repurchase option one year from the release start date and a further 1/48th of such shares are subsequently released from our repurchase option each month. In addition, upon a change of control, an additional 12.5% of shares that continue to be subject our right of repurchase shall be immediately released from our repurchase option. This offering will not constitute such a change of control.

(2) 1/36th of such shares are released from our repurchase option each month. In addition, upon a change of control, an additional 12.5% of shares that continue to be subject to our right of repurchase shall be immediately released from our repurchase option. This offering will not constitute such a change of control.

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2000, by the following individuals or groups:

  . each person, or group of affiliated persons, that we know beneficially owns more than 5% of our outstanding stock;

  .  each of our current directors; and

  .  all of our executive officers and current directors as a group.

  Unless otherwise indicated, the address for each stockholder on this table is c/o PeoplePC Inc., 100 Pine Street, Suite 1100, San Francisco, California 94111. Except as otherwise noted, and subject to applicable community property laws, to the best of our knowledge, the persons named in this table have sole voting and investing power with respect to all of the shares of common stock held by them.

  This table lists applicable percentage ownership based on 86,808,738 shares of common stock, which includes:

  .  31,480,000 shares of our common stock outstanding as of March 31, 2000;

  . 1,512,224 shares of common stock issued upon the early exercise of stock options that are no longer subject to repurchase rights by us as of March 31, 2000; and

  . 53,816,514 shares of our common stock issuable upon the conversion of all outstanding shares of preferred stock.

  The number of shares outstanding for purposes of this table excludes:

  . 8,180,026 shares of common stock subject to repurchase rights held by us as of March 31, 2000;

  . 9,468,252 shares of Series C preferred stock issued after March 31, 2000 that will convert into 9,468,252 shares of common stock; and

  . 500,000 shares issuable upon exercise of a warrant outstanding as of March 31, 2000 at an exercise price of $6.225 per share.

  This table also lists applicable percentage ownership following the issuance
and sale of      shares of common stock in this offering.

  Options and warrants to purchase shares of our common stock that are exercisable within 60 days of March 31, 2000 and shares of common stock which were issued upon the early exercise of stock options that will be released from our repurchase right within 60 days of March 31, 2000 are deemed to be beneficially owned by the persons holding these options, warrants or shares for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person's ownership percentage.

                                                                       Percentage of Shares
                                                                           Outstanding
                                                            Shares    ----------------------
                                                         Beneficially Prior to the After the
   Beneficial Owner                                         Owned       Offering   Offering
   ----------------                                      ------------ ------------ ---------
   5% Stockholders
   Entities affiliated with
    SOFTBANK Technology Ventures(1)....................   16,693,578      19.2%
    c/o Bradley A. Feld
    200 West Evelyn Street, Suite 200
    Mountain View, CA 94043

   Entities affiliated with SOFTBANK Corp.(2)..........   20,642,202      23.8%
    c/o Ronald D. Fisher
    10 Langley Road #403
    Newton Center, MA 02159


   Directors and Officers
   Bradley A. Feld(1)..................................   16,693,578      19.2%
    200 West Evelyn Street, Suite 200
    Mountain View, CA 94043

   Ronald D. Fisher(2).................................   20,642,202      23.8%
    10 Langley Road #403
    Newton Center, MA 02159

   Nick Grouf(3).......................................   15,280,278      17.5%

   John Sculley(4).....................................    4,763,334       5.5%
    90 Park Avenue, 32nd Floor
    New York, NY 10016

   Michael Price(5)....................................    2,333,334       2.7%
    Firstmark Communications
    660 Madison Avenue, 22nd Floor
    New York, NY 10022

   Dan Kohler(6).......................................          --          *          *

   Glen Kohl(7)........................................          --          *          *

   All directors and executive officers
    as a group (7 persons).............................   59,712,726      68.2%

--------
 * Less than 1%.

(1) Includes 14,129,280 Series A and 2,250,458 Series B shares held by SOFTBANK Technology Ventures IV L.P. and 270,720 Series A and 43,120 Series B
     shares held by SOFTBANK Technology Advisors Fund L.P. Mr. Feld, one of our directors, is a limited partner of SOFTBANK Technology Ventures IV L.P. Mr. Feld disclaims beneficial ownership of the shares held by these funds except to the extent of his pecuniary interest therein. Mr. Feld does not hold any options to purchase any of our stock.

(2) Includes 20,347,018 Series B shares held by SOFTBANK Capital Partners LP and 295,184 Series B shares held by SOFTBANK Capital Advisors Fund LP. SOFTBANK Capital Partners LLC is the sole general partner of both SOFTBANK Capital Partners LP and SOFTBANK Capital Advisors Fund LP. As a result, securities beneficially owned by SOFTBANK Capital Partners LP and SOFTBANK Capital Advisors Fund LP may be deemed beneficially owned by SOFTBANK Capital Partners LLC. All investment decisions on behalf of SOFTBANK Capital Partners LLC must be approved by SOFTBANK Capital Partners Investment Inc. and by any of Mr. Ronald D. Fisher, Mr. Charles R. Lax or Mr. William L. Burnham, all of whom are Members of SOFTBANK Capital Partners LLC. As a result, securities beneficially owned by SOFTBANK Capital Partners LLC may be deemed beneficially owned by SOFTBANK Capital Partners Investment Inc., Mr. Fisher, Mr. Lax and Mr. Burnham. SOFTBANK Capital Partners Investment Inc. is a wholly-owned subsidiary of SOFTBANK Holdings Inc. Accordingly, securities owned by SOFTBANK Capital Partners Investment Inc. may be deemed beneficially owned by SOFTBANK Holdings Inc. SOFTBANK Holdings Inc. is a wholly-owned subsidiary of SOFTBANK Corp. Mr. Masayoshi Son, President and Chief Executive Officer of SOFTBANK Corp., owns an approximately 38.27% interest in SOFTBANK Corp. Accordingly, securities owned by SOFTBANK Holdings Inc. may be deemed beneficially owned by SOFTBANK Corp. and Mr. Son. SOFTBANK Capital Partners LP, SOFTBANK Capital Advisors Fund LP, SOFTBANK Capital Partners LLC, SOFTBANK Capital Partners Investment Inc., Mr. Fisher, Mr. Lax, Mr. Burnham, SOFTBANK Holdings Inc., SOFTBANK Corp. and Mr. Son disclaim beneficial ownership of shares owned directly by SOFTBANK Capital Partners LP and SOFTBANK Capital Advisors Fund LP, respectively, except to the extent of their respective pecuniary interest, if any, therein. Mr. Fisher serves on our board of directors. Mr. Fisher does not hold any options to purchase any of our stock.

(3) As of March 31, 2000, Mr. Grouf has purchased 22,270,000 shares of common stock, a portion of which shares is subject to a repurchase option by us. Accordingly, the number of shares beneficially owned by Mr. Grouf includes 14,661,666 shares no longer subject to a repurchase option by us and a further 618,612 common shares that will no longer be subject to a repurchase option by us within 60 days of March 31, 2000. The remaining 6,989,722 shares for which we still hold a repurchase option are not included in the number of shares beneficially owned by Mr. Grouf. Mr. Grouf does not hold any options to purchase any of our stock.

(4) As of March 31, 2000, Mr. Sculley had exercised options to purchase 1,160,000 shares of common stock, a portion of which shares is subject to a repurchase option by us. Accordingly, the number of shares beneficially owned by Mr. Sculley includes 741,112 common shares no longer subject to a repurchase option by us and a further 32,222 common shares that will no longer be subject to a repurchase option by us within 60 days of March 31, 2000. The remaining 386,666 shares for which we still hold a repurchase option are not included in the number of shares beneficially owned by Mr. Sculley. In addition, the number of shares beneficially owned by Mr. Scully includes 3,990,000 shares held by Sculley Brothers LLC. Mr. Sculley, a partner of Sculley Brothers LLC, serves on our board of directors.

(5) As of March 31, 2000, Mr. Price had exercised options to purchase 1,160,000 shares of common stock, a portion of which shares is subject to a repurchase option by us. Accordingly, the number of shares beneficially owned by Mr. Price includes 741,112 common shares no longer subject to a repurchase option by us and a further 32,222 common shares that will no longer be subject to a repurchase option by us within 60 days of March 31, 2000. The remaining 386,666 shares for which we still hold a repurchase option are not included in the number of shares beneficially owned by Mr. Price. The number of shares beneficially owned by Mr. Price includes an additional 1,400,000 shares held by Mr. Price, 80,000 shares held by Michael J. Price as Custodian for Allie Price under the NJUTMA and 80,000 shares held by Michael J. Price as Custodian for Jeffrey Price under the NJUTMA. Mr. Price serves on our board of directors.

(6) As of March 31, 2000, Mr. Kohler had exercised options to purchase 1,280,000 shares of common stock, all of which are subject to a repurchase option by us. Accordingly, the number of shares beneficially owned by Mr. Kohler does not include any shares as of March 31, 2000 nor will any shares be released from our repurchase option within 60 days of March 31, 2000.

(7) As of March 31, 2000 Mr. Kohl had exercised options to purchase 400,000 shares of common stock, all of which are subject to a repurchase option by us. Accordingly, the number of shares beneficially owned by Mr. Kohl does not include any shares as of March 31, 2000 nor will any shares be released from our repurchase option within 60 days of March 31, 2000.

                          DESCRIPTION OF CAPITAL STOCK

General

  Upon the closing of this offering, we will be authorized to issue 500,000,000 shares of common stock, $0.0001 par value, and 50,000,000 shares of undesignated preferred stock, $0.0001 par value.

Common Stock

  As of March 31, 2000, we had 94,988,764 shares of common stock outstanding, assuming the automatic conversion of all outstanding shares of convertible preferred stock into common stock. These shares were held of record by
approximately 112 stockholders. There will be     shares of common stock
outstanding after giving effect to the sale of our common stock in this offering, assuming no exercise of the underwriter's over-allotment option and no exercise of outstanding options or warrants after March 31, 2000. This number includes 8,180,026 shares of common stock issued upon the early exercise of stock options subject to repurchase rights by us that have not vested as of March 31, 2000.

  The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. After the closing of this offering, there will be no shares of preferred stock outstanding.

Preferred Stock

  Upon the closing of this offering, our board of directors will have the authority, without action by our stockholders, to designate and issue preferred stock in one or more series. The board of directors may also designate the rights, preferences and privileges of each series of preferred stock, any or all of which may be superior to the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

  .  restricting dividends on the common stock;

  .  diluting the voting power of the common stock;

  .  impairing the liquidation rights of the common stock; and

  . delaying or preventing a change in control of our company without further action by the stockholders.

  We have no present plans to issue any shares of preferred stock.

Registration Rights

  Certain stockholders holding an aggregate of 94,724,766 shares are entitled to rights with respect to registration of these shares under the securities act. The rights are provided under the terms of an agreement between us and the holders of registrable securities. Beginning six months following the completion of this offering, holders of at least 30% of the then outstanding registrable securities may require on up to three occasions that we register their shares for public resale. We are obligated to register these shares only if the outstanding registrable securities to be registered represent at least 20% of the then outstanding registrable securities or have an anticipated public offering price of at least $50,000,000. Also, each holder of registrable securities who hold more than one percent of our outstanding registrable securities may require, on one separate occasion in any 6-month period, that we register their shares for public resale on Form S-3 or similar short-form registration if the value of the securities to be registered is at least $5,000,000. Furthermore, in the event we determine to register any of our securities under the Securities Act of 1933, either for our own account or for the account of other security holders exercising their registration rights, the holders of registrable securities are entitled to include their common stock in the registration. The registration rights are subject to conditions and limitations, among them our right to limit the number of shares included in the registration in view of market conditions. These registration rights are not triggered by this offering. All expenses in connection with any registration, other than underwriting discounts and commissions, will be borne by us. All registration rights will terminate five years following the consummation of this offering.

Anti-Takeover Effects of Some Provisions of Delaware Law and Our Charter
Documents

  Provisions of Delaware law and our certificate of incorporation and bylaws, which are summarized below, may have an anti-takeover effect and may delay, defer or prevent a takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in our stockholders receiving a premium for their shares.

Delaware Law

  We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. Section 203 generally prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless:

  . prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  . the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  . on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

  A "business combination" generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation's outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Charter Documents

  Upon completion of this offering, our certificate of incorporation provides for our board of directors to be divided into three classes serving staggered terms. Approximately one-third of the board of directors will be elected each year. The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the board of directors until the second annual stockholders meeting following the date the acquirer obtains the controlling stock interest. The classified board provision could discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company and could increase the likelihood that incumbent directors will retain their positions. Our certificate of incorporation provides that directors may be removed:

  . with cause by the affirmative vote of the holders of at least a majority of the outstanding shares of voting stock; or

  . without cause by the affirmative vote of the holders of at least 66 2/3% of the then-outstanding shares of the voting stock.

  Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. At an annual meeting, stockholders may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors. Stockholders may also consider a proposal or nomination by a person who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our Secretary timely written notice, in proper form, of his or her intention to bring that business before the meeting. The bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting of the stockholders. However, our bylaws may have the effect of precluding the conduct of that item of business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of our company.

  Only the following persons are authorized to call a special meeting of stockholders:

  .  a majority of our board of directors;

  .  the chairman of the board; or

  .  the chief executive officer.

The limitation on the right of our stockholders to call a special meeting will make it more difficult for a stockholder to force stockholder consideration of a proposal over the opposition of the board of directors by calling a special meeting of stockholders. The restriction on the ability of stockholders to call a special meeting also will make it more difficult to replace the board until the next annual meeting.

  Our certificate of incorporation provides for the elimination of actions by written consent of stockholders.

Transfer Agent and Registrar

  The transfer agent and registrar for our common stock is         . The
transfer agent's address is                        and their telephone number
is         .

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the offering, we will have            shares of common
stock outstanding assuming no exercise of the underwriters' over-allotment
option. Of this amount, the            shares of common stock offered by this
prospectus will be available for immediate sale in the public market as of the
date of this prospectus. Approximately           shares of common stock
available for sale to our employees in our directed shares program will be available for sale in the public market following the expiration of a three-
month lock-up period. Approximately           shares of common stock that are
currently subject to outstanding options and           shares of common stock
will be available for sale in the public market following the expiration of 180-day lock-up agreements with the representatives of our underwriters, subject in some cases to compliance with the volume and other limitations of Rule 144.

                         Shares
   Days After Date of   Eligible
    this Prospectus     for Sale                    Comment
   ------------------   --------                    -------
 Upon Effectiveness...           Shares sold in the offering

 90 days..............           Shares subject to Rule 144 and Rule 701,
                                  subject in some cases to volume limitations
 180 days.............           Underwriter lock-up released; subject in some
                                  cases to volume limitations

  In general, under Rule 144 as currently in effect, a person who has beneficially owned shares for at least one year is entitled to sell within any three-month period commencing 90 days after the date of this prospectus a number of shares that does not exceed the greater of (a) 1% of the then
outstanding shares of common stock (approximately           shares immediately
after the offering) or (b) the average weekly trading volume during the four calendar weeks preceding the sale, subject to the filing of a Form 144 with respect to the sale. A person who is not deemed to have been an affiliate of ours at any time during the 90 days immediately preceding the sale and who has beneficially owned his or her shares for at least two years is entitled to sell these shares under Rule 144(k) without regard to the limitations described above. Persons deemed to be affiliates must always sell under Rule 144, even after the applicable holding periods have been satisfied.

  We are unable to estimate the number of shares that will be sold under Rule 144, since this will depend on the market price for our common stock, the personal circumstances of the sellers and other factors. Prior to the offering, there has been no public market for the common stock, and there can be no assurance that a significant public market for the common stock will develop or be sustained after the offering. Any future sale of substantial amounts of common stock in the open market may adversely affect the market price of the common stock offered by this prospectus.

  Our directors, executive officers and other stockholders have agreed that they will not sell any common stock without the prior written consent of Goldman, Sachs & Co. for a period of 180 days from the date of this prospectus. We have also agreed not to issue any shares during the lock-up period without the consent of Goldman, Sachs & Co. except that we may, without this consent, grant options and sell shares under our stock incentive and purchase plans although the shares may not be resold into the public market during the lock-up period. The lock-up agreements permit the stockholders who have signed those agreements to sell portions of their shares prior to expiration of the 180-day lock-up period without obtaining the prior written consent of Goldman, Sachs & Co. according to the following schedule:

                                                   Released Shares
                                                   ---------------
 The date 90 days after the date of
  this prospectus...................... 10% of shares owned by each shareholder, provided that the stock
                                        price is greater than twice the
                                        initial public offering price for 20
                                        of the 30 consecutive trading days
                                        prior to such date.

 Second trading day following the date
  we release our earnings for the
  quarter ending September 30, 2000.... 20% of shares owned by each shareholder, provided that the stock
                                        price is greater than twice the
                                        initial public offering price for 20
                                        of the 30 consecutive trading days
                                        prior to such date.

 The date 180 days after the date of
  this prospectus...................... All shares released from lock-up.

  Sales of shares by these stockholders may nonetheless be subject to the limitations of Rule 144 as described above.

  We intend to file a registration statement on Form S-8 under the Securities Act shortly after the completion of the offering to register the shares of common stock subject to outstanding stock options that may be issued under these plans, which will permit the resale of these shares in the public market without restriction after the lock-up period expires.

                                  UNDERWRITING

  PeoplePC and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Chase Securities Inc. and Thomas Weisel Partners LLC are the representatives of the underwriters.

   Underwriters                                                 Number of Shares
   ------------                                                 ----------------
   Goldman, Sachs & Co.........................................
   Merrill Lynch, Pierce, Fenner & Smith
            Incorporated.......................................
   Chase Securities Inc........................................
   Thomas Weisel Partners LLC..................................
                                                                     ------
     Total.....................................................
                                                                     ======

  If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional shares from PeoplePC to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

  The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by PeoplePC. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to
purchase                 additional shares.

                                                           Paid by PeoplePC
                                                       -------------------------
                                                       No Exercise Full Exercise
                                                       ----------- -------------
   Per Share..........................................    $            $
   Total..............................................    $            $

  Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a
discount of up to $              per share from the initial public offering
price. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to
$              per share from the initial public offering price. If all the shares are not sold at the initial offering price, the representatives may change the offering price and the other selling terms.

  PeoplePC has agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. This agreement does not apply to any existing employee benefit plans. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

  PeoplePC currently anticipates that it will request the underwriters to
reserve up to          shares of its common stock for sale at the initial
public offering price to persons designated by PeoplePC, substantially all of whom have been or are expected to be vendors or service providers to PeoplePC, through a directed share program. The number of shares available for sale to the general public will be reduced by the number of reserved shares purchased. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as other shares offered hereby.

  Prior to the offering, there has been no public market for the common stock. The initial public offering price will be negotiated among PeoplePC and the representatives. Among the factors to be considered in determining the initial public offering price of the common stock, in addition to prevailing market conditions, will be PeoplePC's historical performance, estimates of PeoplePC's business potential and earnings prospects of PeoplePC, an assessment of PeoplePC's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

  PeoplePC applied to have its common stock quoted on the Nasdaq National Market under the symbol "PEOP".

  In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

  The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

  These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

  The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

  Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-manager on 153 filed public offerings of equity securities, of which 109 have been completed, and has acted as a syndicate member in an additional 80 public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

  Persons associated with Chase Securities Inc. will beneficially own 454,464 shares of common stock following the conversion of their shares of preferred stock. Additionally, Access Technology Partners, L.P., a fund of outside investors that is managed by an affiliate of Chase Securities Inc., will own 2,015,448 shares of common stock following the conversion of its common stock.

  PeoplePC estimates that its share of the total expenses of the offerings, excluding underwriting discounts and commissions, will be approximately
$             .

  PeoplePC has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                                 LEGAL MATTERS

  The validity of the common stock offered hereby will be passed upon for PeoplePC by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California and for the underwriters by Sullivan & Cromwell, Los Angeles, California. As of the date of this prospectus, attorneys and investment partnerships associated with Wilson Sonsini Goodrich & Rosati beneficially owned an aggregate of 94,696 shares of common stock.

                                    EXPERTS

  The financial statements as of December 31, 1999 and for the period then ended included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given in the authority of said firm as experts in auditing and accounting.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

  We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares to be sold in the offering. This prospectus does not contain all the information contained in the registration statement. For further information with respect to PeoplePC and the shares to be sold in the offering, reference is made to the registration statement and the exhibits and schedules filed with the registration statement. We have described in this prospectus material information for each contract, agreement or other document that is filed as an exhibit with the registration statement in this prospectus. However, statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. As a result, you should refer to the copy of the contract, agreement or other document filed as an exhibit to the registration statement for a complete description of the matter involved.

  You may read and copy all or any portion of the registration statement or any reports, statements or other information that we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you without charge from the SEC Web site, which is located at http://www.sec.gov.

                                 PEOPLEPC INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Independent Accountants.......................................... F-2

Balance Sheet.............................................................. F-3

Statement of Operations.................................................... F-4

Statement of Stockholders' Deficit......................................... F-5

Statement of Cash Flows.................................................... F-6

Notes to Financial Statements.............................................. F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of PeoplePC Inc.

  In our opinion, the accompanying balance sheet and the related statements of operations, stockholders' deficit and cash flows present fairly, in all material respects, the financial position of PeoplePC Inc. at December 31, 1999, and the results of its operations and cash flows for the period from March 2, 1999 (date of inception) to December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

San Francisco, California
April 5, 2000

                                 PEOPLEPC INC.

                                 BALANCE SHEET
                   (Amounts in thousands, except share data)

                                                                         Pro Forma
                                                           December 31, December 31,
                                                               1999         1999
                                                           ------------ ------------
                                                                        (unaudited)
Assets

Current assets:
  Cash and cash equivalents...............................   $ 36,108     $ 36,108
  Restricted cash.........................................     15,750       15,750
  Accounts receivable.....................................        311          311
  Prepaid expenses and other current assets...............         66           66
                                                             --------     --------
    Total current assets..................................     52,235       52,235
Property and equipment, net...............................        300          300
Deposits and other assets.................................        335          335
                                                             --------     --------
    Total assets..........................................   $ 52,870     $ 52,870
                                                             ========     ========

Liabilities, Preferred Stock and
Stockholders' Equity (Deficit)

Current liabilities:
  Accounts payable........................................   $  9,766     $  9,766
  Accrued and other liabilities...........................     34,019       34,019
  Current portion of deferred revenues, net...............        826          826
                                                             --------     --------
    Total current liabilities.............................     44,611       44,611
Deferred revenues, net....................................      1,583        1,583
                                                             --------     --------
    Total liabilities.....................................     46,194       46,194
                                                             --------     --------

Commitments (Note 4)

Preferred stock...........................................     67,939          --
                                                             --------     --------

Stockholders' equity (deficit)
  Common stock: $0.0001 par value; 120,000,000 shares
   authorized; 33,760,000 shares issued and outstanding at
   December 31, 1999......................................          3            8
  Additional paid-in capital..............................     21,713       89,647
  Deferred stock-based compensation.......................    (18,640)     (18,640)
  Accumulated deficit.....................................    (64,339)     (64,339)
                                                             --------     --------
    Total stockholders' equity (deficit)..................    (61,263)       6,676
                                                             --------     --------
      Total liabilities, preferred stock and stockholders'
       equity (deficit)...................................   $ 52,870     $ 52,870
                                                             ========     ========

   The accompanying notes are an integral part of these financial statements.

                                 PEOPLEPC INC.

                            STATEMENT OF OPERATIONS
                 (Amounts in thousands, except per share data)

                                                                   Period from
                                                                     March 2,
                                                                       1999
                                                                     (date of
                                                                    inception)
                                                                        to
                                                                   December 31,
                                                                       1999
                                                                   ------------
Gross sales of memberships, products and services (see note 1)....   $ 24,947
                                                                     ========
Membership revenues earned (gross sales of $21,410)...............   $  1,180
Other revenues....................................................      3,537
                                                                     --------
    Total revenues................................................      4,717
Cost of revenues (see note 1).....................................      6,396
                                                                     --------
Gross loss (see note 1)...........................................     (1,679)
Operating expenses:
  Sales and marketing (exclusive of stock-based compensation of
   $1,361 in 1999)................................................     38,268
  General and administrative (exclusive of stock-based
   compensation of $1,665 in 1999)................................      5,433
  Member experience (exclusive of stock-based compensation of $13
   in 1999).......................................................        775
  Other operating expenses........................................     15,550
  Amortization of deferred stock-based compensation...............      3,039
                                                                     --------
    Total operating expenses......................................     63,065
Loss from operations..............................................    (64,744)
Interest income and other.........................................        405
                                                                     --------
Net loss..........................................................   $(64,339)
                                                                     ========
Basic and diluted net loss per share..............................   $  (1.99)
Shares used in computing basic and diluted net loss per share.....     32,400
Pro-forma basic and diluted net loss per share....................      (1.11)
Shares used in computing pro forma basic and diluted net loss per
 share............................................................     57,746


   The accompanying notes are an integral part of these financial statements.

                                 PEOPLEPC INC.

                       STATEMENT OF STOCKHOLDERS' DEFICIT
                   (Amounts in thousands, except share data)

       Period from March 2, 1999 (date of inception) to December 31, 1999

                            Common Stock    Additional   Deferred                   Total
                          -----------------  Paid-In      Stock     Accumulated Stockholders'
                            Shares   Amount  Capital   Compensation   Deficit      Deficit
                          ---------- ------ ---------- ------------ ----------- -------------
Issuance of Common
 Stock..................  31,440,000  $  3   $     5     $    --     $    --      $      8
Issuance of Common Stock
 from exercise of
 options................   2,320,000   --         29          --          --            29
Deferred stock-based
 compensation...........         --    --     21,679      (21,679)        --           --
Stock-based compensation
 expense................         --    --        --         3,039         --         3,039
Net loss................         --    --        --           --      (64,339)     (64,339)
                          ----------  ----   -------     --------    --------     --------
Balance at December 31,
 1999...................  33,760,000  $  3   $21,713     $(18,640)   $(64,339)    $(61,263)
                          ==========  ====   =======     ========    ========     ========



   The accompanying notes are an integral part of these financial statements.

                                 PEOPLEPC INC.

                            STATEMENT OF CASH FLOWS
                             (Amounts in thousands)

                                                                  Period from
                                                                 March 2, 1999
                                                                   (date of
                                                                 inception) to
                                                                 December 31,
                                                                     1999
                                                                 -------------
Cash flows from operating activities:
Net loss........................................................   $(64,339)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization.................................         40
  Amortization of deferred stock-based compensation.............      3,039
  Changes in current assets and liabilities:
    Accounts receivable.........................................       (311)
    Prepaid expenses and other current assets...................        (66)
    Accounts payable............................................      9,766
    Accrued liabilities.........................................     34,019
    Deferred revenues...........................................      2,409
                                                                   --------
      Net cash used in operating activities.....................    (15,443)

Cash flows from investing activities:
Restricted cash.................................................    (15,750)
Purchase of property and equipment..............................       (323)
Deposits and other assets.......................................       (352)
                                                                   --------
      Net cash used in investing activities.....................    (16,425)

Cash flows from financing activities:
Proceeds from issuance and common stock.........................         37
Proceeds from issuance of Series A preferred stock (net of
 issuance costs of $21).........................................      2,979
Proceeds from issuance of a note................................     10,000
Proceeds from issuance of Series B preferred stock (net of
 issuance costs of $40).........................................     54,960
                                                                   --------
      Net cash provided by financing activities.................     67,976

Net increase in cash and cash equivalents.......................     36,108

Cash and cash equivalents at beginning of period................        --
                                                                   --------
Cash and cash equivalents at end of period......................   $ 36,108
                                                                   ========

Supplemental noncash investing and financing activity:
Conversion of a note into Series B preferred stock..............   $ 10,000
                                                                   ========

   The accompanying notes are an integral part of these financial statements.

                                 PEOPLEPC INC.

                         NOTES TO FINANCIAL STATEMENTS

1. The Company and Summary of Significant Accounting Policies:

The Company

  PeoplePC Inc. (the "Company"), provides an affordable and convenient membership package that includes a brand-name computer, unlimited Internet access, customer support and an in-home warranty. Members also have the opportunity to benefit from discounts and special offers from merchants who participate in PeoplePC's buyer's club. The Company also operates the PeoplePC Online program which provides consumers who do not wish to purchase a computer with all of the other benefits of a PeoplePC membership for a monthly fee. The Company was incorporated in Delaware on March 2, 1999.

Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue recognition

  Revenues and the related cost of revenues for the initial membership package, which includes the personal computer, internet access for three years and in-home warranty, are deferred and recognized over the three-year term of the membership agreement. The Company also offers peripherals and upgrades at the time of the initial membership. The revenue and cost of revenues related to the sale of peripherals and upgrades are recognized in the period shipped. Revenues from the PeoplePC Online program are recognized in the period received. The cost of providing Internet access and email services for all members is expensed as incurred. For the period from inception to December 31, 1999, cost of revenues, and consequently gross loss, included one-time expenses of $2.0 million relating to a temporary increase in the cost of memory and storage costs.

Cash equivalents

  The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Restricted cash

  Restricted cash represents funds deposited in a restricted account to secure letters of credit established as collateral in favor of certain significant vendors to the Company.

Concentration of credit risk

  Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of cash, cash equivalents and accounts receivable.

  The Company maintains its cash and cash equivalents in accounts with a major financial institution in the United States. The Company has not experienced any losses on its deposits of cash and cash equivalents.

                                 PEOPLEPC INC.

  Members who wish to finance their membership fees generally enter into a 36-month loan agreement with a third party financial institution. The Company receives the proceeds of the loan when it notifies the financial institution that the related member's products have been shipped. In the event of default by a member, the Company is obliged to terminate the service provided to the defaulting member following notification from the financial institution. The Company does not generally bear any credit risk with regard to these loan agreements.

  Some members elect to prepay the membership fee, in which case the amount is charged to their credit card directly by the Company. Shipping charges and peripheral upgrades are also charged to the member's credit card directly by the Company. There is an accounts receivable balance while the payments are being processed by the relevant financial institutions.

  No member accounted for more than 10% of accounts receivable at December 31, 1999, or more than 10% of revenues in the period to December 31, 1999.

Fair value of financial instruments

  The carrying amounts of the Company's financial instruments, including cash, cash equivalents, restricted cash, accounts receivable, accounts payable and accrued liabilities approximate fair value due to their short maturities.

Capitalized website development costs

  Certain expenditures incurred in developing the Company's website have been capitalized and are being amortized over two years. The capitalized cost amounted to $144,000 (net of $17,000 in accumulated amortization) at December 31, 1999. Capitalized expenditures include the cost of services provided by third parties and internal costs of staff directly involved in the development of the website.

Property and equipment

  Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally two to five years. Leasehold improvements are depreciated on a straight-line basis over the lesser of their estimated useful lives or the lease term. Repair and maintenance costs are expensed as incurred.

Stock-based compensation

  The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", ("APB No. 25") and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123").

Net loss per share

  Basic net loss per share is computed by dividing net loss available to common stockholders by the weighted average number of vested common shares outstanding for the period. Diluted net loss per share is computed giving effect to all dilutive potential common stock, including options, warrants and preferred stock. Options, warrants, non-vested common stock and preferred stock were not included in the computation of diluted net loss per share in the periods reported because the effect would be antidilutive. Potentially dilutive securities amounted to an equivalent of 36,401,000 shares.

                                 PEOPLEPC INC.

Comprehensive income

  Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. The Company has no comprehensive income components other than its net loss.

Stock split

  In October 1999, and again in March 2000, the Company approved a two-for-one forward stock split. All share and per share amounts have been restated for such splits.

Recent Accounting Pronouncements

  In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company, to date, has not engaged in derivative and hedging activities. The Company is currently evaluating the impact of this pronouncement and will adopt SFAS No. 133 in the third quarter of 2000.

  In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") 101, "Revenue Recognition in Financial Statements." SAB 101 summarizes the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company is in the process of evaluating the impact of this pronouncement.

2. Balance Sheet Components:

                                                                   December 31,
                                                                       1999
                                                                   ------------
   Property and equipment, net:
   Computer equipment............................................. $    97,000
   Furniture and fixtures.........................................     121,000
   Leasehold improvements.........................................     105,000
                                                                   -----------
                                                                       323,000
   Less: Accumulated depreciation.................................     (23,000)
                                                                   -----------
                                                                   $   300,000
                                                                   ===========
   Accrued and other liabilities:
   Overhead and marketing expenditure accrual..................... $10,964,000
   Reserve for settlement of potential dispute (see note 4).......  15,550,000
   Internet service provider accrual..............................     979,000
   Rent...........................................................     251,000
   Bank advance...................................................   5,000,000
   Other..........................................................   1,275,000
                                                                   -----------
                                                                   $34,019,000
                                                                   ===========

                                 PEOPLEPC INC.

  The bank advance was provided by the bank that previously issued a co-branded credit card with the Company. Net retail sales accumulated on the card will be deducted from the advance which is non-interest bearing.

                                                                  December 31,
                                                                      1999
                                                                  ------------
   Deferred revenues:
   Current portion of deferred revenues.......................... $  6,936,000
   Current portion of deferred cost of products and services.....   (6,110,000)
                                                                  ------------
                                                                       826,000
                                                                  ------------
   Long-term portion of deferred revenues........................   13,294,000
   Long-term portion of deferred cost of products and services...  (11,711,000)
                                                                  ------------
                                                                     1,583,000
                                                                  ------------
                                                                  $  2,409,000
                                                                  ============

3. Income Taxes:

  The provision for income taxes comprises a net deferred federal and state benefit of $22.6 million and a current expense of the same amount respresenting an increase in the valuation allowance against the net deferred tax assets. The difference between the benefit at the statutory federal rate arises from the non-deductibility of the Company's stock-based compensation expense and the effect of state taxes.

  Deferred tax assets and liabilities consist of the following:

                                                                  Period from
                                                                    March 2,
                                                                   1999 (date
                                                                       of
                                                                   inception)
                                                                       to
                                                                  December 31,
                                                                      1999
                                                                  ------------
   Deferred tax assets:
   Net operating loss carryforwards.............................. $ 19,742,000
   Accruals and reserves.........................................    1,840,000
   Deferred revenue..............................................    1,020,000
   Other.........................................................       22,000
                                                                  ------------
                                                                    22,624,000
   Deferred tax liabilities:
   Capitalized website development costs.........................      (58,000)
                                                                  ------------
   Net deferred tax assets.......................................   22,566,000
   Valuation allowance...........................................  (22,566,000)
                                                                  ------------
                                                                  $         --
                                                                  ============

  A valuation allowance has been provided against the net deferred tax assets.

  At December 31, 1999, the Company had approximately $43.4 million of federal and state net operating loss carryforwards available to offset future taxable income which expire in 2019 for federal and 2006 for state tax purposes. Under the Tax Reform Act of 1986, the amounts of and benefits

                                 PEOPLEPC INC.

from net operating loss carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, as defined, over a three-year period.

4. Commitments:

Purchase commitments

  The Company relies on Ingram Micro (the "Distributor") to provide its computer products, maintain inventory, process orders, prepare merchandise for shipment and distribute its products to customers in a timely and accurate manner. The Distributor purchases inventory on behalf of the Company based on sales projections made by the Company. The Company is obligated to purchase inventory held by the Distributor purchased on its behalf. At December 31, 1999, the Company had approximately $53.6 million in noncancelable purchase commitments with the Distributor, including certain computers held by the Distributor which do not conform to specifications as ordered by the Company. The Company has recorded a provision of $15.6 million relating to the cost of resolving any potential dispute over such non-conforming computers. The Company expects to sell all products that it has committed to purchase from the Distributor.

Leases

  The Company leases office space under an operating lease expiring in 2005. Rent expense for the period ended December 31, 1999 was $294,000. The Company recognizes rent expense on a straight-line basis over the lease period and has accrued for rent expense incurred but not paid.

  Future lease payments under operating leases, including lease commitments entered into subsequent to December 31, 1999 are as follows:

                                                                     Operating
                                                                       Leases
                                                                     ----------
   December 31,
   2000............................................................. $1,055,000
   2001.............................................................  1,157,000
   2002.............................................................  1,170,000
   2003.............................................................  1,183,000
   2004.............................................................  1,196,000
   2005.............................................................    150,000
                                                                     ----------
     Total future lease payments.................................... $5,911,000
                                                                     ==========

5. Preferred Stock:

  Preferred Stock at December 31, 1999, with a par value of $0.0001, consists of the following:

                                                                      Proceeds
                                          Shares                       Net of
                                  ---------------------- Liquidation  Issuance
   Series                         Authorized Outstanding   Amount       Costs
   ------                         ---------- ----------- ----------- -----------
    A............................ 24,000,000 24,000,000  $ 3,000,000 $ 2,979,000
    B............................ 30,000,000 29,817,000   65,000,000  64,960,000
                                  ---------- ----------  ----------- -----------
                                  54,000,000 53,817,000  $68,000,000 $67,939,000
                                  ========== ==========  =========== ===========

                                 PEOPLEPC INC.

  The holders of Preferred Stock have various rights and preferences as follows:

Voting

  Each share of Series A and B has voting rights equal to an equivalent number of shares of Common Stock into which it is convertible and votes together as one class with the Common Stock.

  As long as at least a majority of the shares of Preferred Stock remain outstanding, the Company must obtain approval from a majority of the holders of Preferred Stock in order to alter the articles of incorporation as related to Preferred Stock, change the authorized number of shares of Preferred Stock, repurchase any shares of Common Stock other than shares subject to the right of repurchase by the Company, change the authorized number of Directors, authorize a dividend for any class or series other than Preferred Stock, create a new class of stock or effect a merger, consolidation or sale of assets where the existing shareholders retain less than 50% of the voting stock of the surviving entity.

Dividends

  Holders of Series A and B Preferred Stock are entitled to receive noncumulative dividends at the per annum rate of $0.01 and $0.1744 per share, respectively, when and if declared by the Board of Directors. The holders of Series A and B Preferred Stock will also be entitled to participate in dividends on Common Stock, when and if declared by the Board of Directors, based on the number of shares of Common Stock held on an as-if converted basis. No dividends on Preferred Stock or Common Stock have been declared by the Board from inception through December 31, 1999.

Liquidation

  In the event of any liquidation, dissolution or winding up of the Company, including a merger, acquisition or sale of assets where the beneficial owners of the Company's Common Stock and Preferred Stock own less than 51% of the resulting voting power of the surviving entity, the holders of Series A and B Preferred Stock are entitled to receive an amount of $0.125 and $2.18 per share, respectively, plus any declared but unpaid dividends prior to and in preference to any distribution to the holders of Common Stock.

  After the payment of the full liquidation preference of the Series Preferred as set above, before any distribution or payment shall be made to the holders of any junior stock, the holders of the Series B Preferred Stock shall be entitled to be paid out of the assets of the Company an additional amount per share of Series B Preferred Stock equal to $2.18.

  After the payment of the full liquidation preferences of the Series Preferred as set above, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock and Series B Preferred Stock on an as-converted basis. Notwithstanding the foregoing, in the event that pursuant to the two above paragraphs and the preceding sentence, the holders of the Series B Preferred Stock would be entitled to receive an amount on account of each share of Series B Preferred Stock equal to or greater than three times the $2.18, each holder of Series B Preferred Stock shall instead have the right to receive on account of each share of Series B Preferred Stock an aggregate amount equal to the greater of
(i) three times $2.18 and (ii) the amount that such holder would be entitled to receive if, in lieu of the amounts distributable to such holder pursuant to the two above paragraphs and the first sentence, such holders were instead entitled to receive on account of each share of Series B Preferred Stock

                                 PEOPLEPC INC.

(A) $2.18 plus (B) the amount of the remaining assets of the Company legally available for distribution, if any, distributed ratably to holders of the Common Stock and Series B Preferred Stock, on an as-converted basis.

Conversion

  Each share of Series A and B Preferred Stock is convertible, at the option of the holder, according to a conversion ratio, and subject to an adjustment for dilution. Each share of Series A and B Preferred Stock automatically converts into the number of shares of Common Stock into which such shares are convertible at the then effective conversion ratio upon: (1) the closing of a public offering of Common Stock per share with gross proceeds of at least $50 million, (2) a merger, sale of substantially all of the assets or other transactions which result in a change in control or (3) the consent of the holders of at least 66 2/3% of Preferred Stock.

  At December 31, 1999, the Company reserved 24,000,000 and 30,000,000 shares of Common Stock for the conversion of Series A and B Preferred Stock, respectively.

6. Common Stock:

  The Company's Articles of Incorporation, as amended, authorize the Company to issue 120,000,000 shares of $0.0001 par value Common Stock.

7. Stock Option Plans:

  In 1999, the Company adopted the 1999 Stock Option Plan (the "Plan"). The Plan provides for the granting of stock options to employees and consultants of the Company. Options granted under the Plan may be either incentive stock options or nonqualified stock options. Incentive stock options ("ISO") may be granted only to Company employees (including officers and directors who are also employees). Nonqualified stock options ("NSO") may be granted to Company employees, directors and consultants. The Company has reserved 16,560,000 shares of Common Stock for issuance under the Plan.

  Options under the Plan may be granted for periods of up to ten years and at prices no less than 85% of the estimated fair value of the shares on the date of grant as determined by the Board of Directors, provided, however, that (i) the exercise price of an ISO and NSO shall not be less than 100% and 85% of the estimated fair value of the shares on the date of grant, respectively, and
(ii) the exercise price of an ISO and NSO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant, respectively. Options are exercisable immediately subject to a repurchase right by the Company which lapses over the original vesting period of the options. To date, options granted generally vest over four years.

  At December 31, 1999, the Company's repurchase rights applied to 934,444 shares of Common Stock then outstanding.

  For financial reporting purposes, the Company has determined that the estimated value of common stock determined in anticipation of this offering was in excess of the exercise price, which was considered to be the fair market value as of the date of grant for 11,509,000 options issued in the year ended December 31, 1999. In connection with the grants of such options, the Company has recorded deferred stock based compensation of $21.7 million during 1999. Deferred stock based compensation will be amortized over the vesting period, which is generally 48 months from the date

                                 PEOPLEPC INC.

of grant and $3.0 million was expensed in the year ended December 31, 1999. Future amortization based on options granted through December 31, 1999 is expected to be $12.2 million, $4.4 million, $1.7 million and $.4 million in the years 2000, 2001, 2002 and 2003, respectively.

  Activity for the period ended December 31, 1999 follows:

                                                                   1999
                                                            --------------------
                                                                        Weighted
                                                                        Average
                                                                        Exercise
                                                              Shares     Price
                                                            ----------  --------
     Options granted....................................... 11,509,000  $0.054
     Options exercised..................................... (2,320,000)  0.0125
     Options canceled......................................        --       --
                                                            ----------  -------
   Outstanding at December 31..............................  9,189,000   0.065
                                                            ==========  =======
   Options fully vested at December 31.....................        --   $   --
                                                            ==========  =======

                                                      Options Outstanding
                                                      at December 31, 1999
                                                --------------------------------
                                                             Weighted
                                                              Average   Weighted
                                                             Remaining  Average
   Range of                                       Number    Contractual Exercise
   Exercise Price                               Outstanding    Life      Price
   --------------                               ----------- ----------- --------
   $0.0125-$0.22...............................  9,189,000     9.51      $0.065
                                                 =========     ====      ======

Fair value disclosures

  Had compensation cost for the Company's stock-based compensation plan been determined based on the fair value at the grant dates for the awards under a method prescribed by SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below:

                                                                     Year Ended
                                                                    December 31,
                                                                        1999
                                                                    ------------
   Net loss:
     As reported................................................... $64,339,000
                                                                    ===========
     Pro forma..................................................... $64,342,000
                                                                    ===========
   Basic and diluted net loss per share:
     As reported................................................... $      1.99
                                                                    ===========
     Pro forma..................................................... $      1.99
                                                                    ===========

  The Company calculated the fair value of each option grant on the date of grant using the Black-Scholes options pricing model with the following assumptions: dividend yield at 0%; weighted average expected option term of 5 years; risk free interest rate of 5.54% for the year ended December 31, 1999. The weighted average fair value of options granted during 1999 was $1.87.

                                 PEOPLEPC INC.

8. Unaudited Pro Forma Loss Per Share and Pro Forma Stockholder's Equity:

  Pro forma basic net loss per share has been computed as described in Note 1 and also gives effect to common equivalent shares from Preferred Stock that will convert upon the closing of the Company's initial public offering (using the as-if-converted-method).

  A reconciliation of the numerator and denominator used on the calculation of pro forma basic and diluted net loss per share follow;

                                                              Period from
                                                             March 2, 1989
                                                          (date of inception)
                                                          to December 31, 1999
                                                          --------------------
   Pro forma net loss per share, basic and diluted:
    Net loss.............................................     $64,339,000
                                                              -----------
    Shares used in computing net loss per share, basic
     and diluted.........................................      32,400,000
    Adjustment to reflect the effect of the assumed
     conversion of preferred stock.......................      25,346,000
                                                              -----------
    Shares used in computing pro forma net loss per
     share, basic and diluted............................      57,746,000
                                                              -----------
    Pro forma net loss per share, basic and diluted......     $      1.11
                                                              ===========

  If the offering contemplated by this Prospectus is consummated as contemplated, all of the Preferred Stock outstanding as of the closing date will be converted into an aggregate of approximately 53,817,000 shares of Common Stock based on the shares of Preferred Stock outstanding at December 31, 1999. Unaudited pro forma stockholders' equity at December 31, 1999, as adjusted for the conversion of Preferred Stock, is disclosed on the balance sheet.

9. Subsequent Events:

  In March 2000 the Company approved filing a Registration Statement on Form S-1 to register shares of common stock in an Initial Public Offering.

  In January 2000, the Company entered into an agreement with Delta Air Lines, Inc. ("Delta") to provide its products and services to Delta employees. The Company also granted Delta a fully vested warrant exercisable for 0.5 million shares of the Company's Common Stock at an exercise price per share of $6.225. This warrant expires six months after the closing of the initial public offering or three years after the effective date of the contract. The estimated value of the warrant will be included in sales and marketing expenses in the first quarter of 2000, as Delta has no performance requirements and the warrant is exercisable upon issuance.

  In April 2000, the Company entered into an agreement with Ford Motor Company ("Ford") to provide products and services to its employees. Ford also purchased
4.7 million shares of Series C Preferred Stock at $5.246 per share and has the right to purchase up to 2% (on a fully diluted basis as of the closing of the Series C Preferred Stock financing) of the Company's Common Stock at the initial offering price paid by the public in the Company's Initial Public Offering of Common Stock ("IPO") (the "Right"). In addition, Ford will receive a warrant to purchase an additional 3% of the Company's Common Stock (calculated in a similar manner) at the same price, contingent upon Ford exercising its right to buy the 2% of Common Stock. The warrant will be exercisable upon the completion of the Company's initial public offering and will expire 200 days after the IPO. The value

                                 PEOPLEPC INC.

of the Right, the warrant, and the excess of the value of the Common Stock into which the Series C Preferred Stock is convertible over the price paid for the Preferred Stock will be charged to marketing expense in the second quarter of 2000, as Ford has no performance requirements and the rights and the warrant are exercisable upon issuance.

  In April 2000, the Company issued 9.4 million shares of Series C Preferred Stock to Ford and other investors for $5.246 per share for aggregate proceeds of $49.7 million. The Series C Preferred Stock has similar rights and privileges as the Series A and B Preferred Stock and will convert automatically upon the completion of the Company's Initial Public Offering. In connection with this issuance, the Company will record, in addition to the charges discussed above with respect to Ford, a dividend related to the beneficial conversion feature of the Series C Preferred Stock issued to the other investors. The amount of the dividend as well as the charges related to the Ford transaction will be based, in part, upon the price of the Company's Common Stock in the IPO and may be substantial.

Inside Back Cover:
-----------------

Title: At PeoplePC, our goal is to build long-term relationships with our members by providing them full participation in the digital economy.

Top Left:       Sketch of a factory with a caption below which reads
                "Enterprises--PeoplePC provides integrated solutions that help companies like Ford Motor Company and Delta Air Lines wire their workforces so they can communicate with their employees, customers and affiliates online."

Bottom Left:    Sketch of shopping bags with a caption below which reads
                "Merchants--PeoplePC offers merchants and suppliers a way to reduce their customer acquisition and retention costs by providing them access to customers and the opportunity to establish long-term relationships with our growing community of members."

Right: Sketch of a family gathered around a computer bundle with a caption below which reads "Members--PeoplePC offers consumers an affordable and convenient membership package that includes a brand-name computer system, unlimited Internet access, customer support and in-home technical service, as well as special discounts and offers from merchants who participate in our buyer's club."

Center:         Picture of PeoplePC spokesperson.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information in this Prospectus is current only as of its date.

                              ------------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   6
Information Regarding Forward-Looking Statements.........................  19
Use of Proceeds..........................................................  20
Dividend Policy..........................................................  20
Capitalization...........................................................  21
Dilution.................................................................  22
Selected Financial Data..................................................  23
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  24
Business.................................................................  29
Management...............................................................  42
Certain Transactions.....................................................  48
Principal Stockholders...................................................  52
Description of Capital Stock.............................................  55
Shares Eligible for Future Sale..........................................  58
Underwriting.............................................................  60
Legal Matters............................................................  62
Experts..................................................................  62
Where You Can Find Additional Information................................  62
Index to Financial Statements............................................ F-1

                                ---------------

  Through and including          , 2000 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                       Shares

                                 PeoplePC Inc.

                                 Common Stock

                                ---------------

                                [PEOPLEPC LOGO]

                                ---------------

                             Goldman, Sachs & Co.

                              Merrill Lynch & Co.

                                   Chase H&Q

                          Thomas Weisel Partners LLC

                      Representatives of the Underwriters

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth all expenses to be paid by the Registrant, other than the underwriting discounts and commissions payable by the Registrant in connection with the sale of the common stock being registered. All amounts shown are estimates except for the registration fee and the NASD filing fee.

                                                                        Amount
                                                                         to be
                                                                         Paid
                                                                        -------
   SEC Registration fee................................................ $26,400
   NASD filing fee.....................................................  10,500
   Nasdaq National Market listing fee..................................      *
   Blue sky qualification fees and expenses............................      *
   Printing and engraving expenses.....................................      *
   Legal fees and expenses.............................................      *
   Accounting fees and expenses........................................      *
   Director and officer liability insurance............................      *
   Transfer agent and registrar fees...................................      *
   Miscellaneous expenses..............................................      *
                                                                        -------
     Total............................................................. $    *
                                                                        =======

--------
*To be supplied by amendment.

Item 14. Indemnification of Officers and Directors

  Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. The Registrant's Certificate of Incorporation and Bylaws provide that the Registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, the Registrant intends to enter into separate indemnification agreements with its directors, officers and certain employees which would require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature). The Registrant also intends to maintain director and officer liability insurance, if available on reasonable terms.

  These indemnification provisions and the indemnification agreement to be entered into between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

  The Registrant intends to obtain in conjunction with the effectiveness of the Registration Statement a policy of directors' and officers' liability insurance that insures the Registrant's directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

  The underwriting agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act, or otherwise.

Item 15. Recent Sales of Unregistered Securities

  . In March 1999, the Registrant sold a total of 31,440,000 shares of common stock at a price of $0.00025 per share to 3 investors. The aggregate purchase price of the sold securities was $7,860. The shares of common stock are not convertible into any other security of the Registrant. These shares were exempt from registration under section 4(2) of the Securities Act.

  . In May 1999, the Registrant sold a total of 24,000,000 shares of Series A preferred stock at a price of $0.125 per share to 15 investors. The aggregate purchase price of the sold securities was $3,000,000. Each share of Series A preferred stock is convertible into one share of common stock at the option of the holder, and will automatically convert into common stock at the consummation of Registrant's initial public offering. These shares were exempt from registration under Rule 506 of the Securities Act.

  . In September 1999, the Registrant entered into a convertible note agreement with SOFTBANK Capital Partners LP. Pursuant to this note financing the Registrant borrowed an aggregate amount of $10,000,000 at 7% annual interest accruing as of October 30, 1999. In October 1999, this note along with accrued interest converted according to its terms into 4,587,156 shares of Series B preferred stock. Each share of Series B preferred stock is convertible into one share of common stock. The note financing was exempt from registration under Rule 506 of the Securities Act.

  . In October 1999, the Registrant sold a total of 29,816,514 shares of Series B preferred stock at a price of $2.18 per share. The aggregate purchase price of the sold securities was $65,000,000. Each share of Series B preferred stock is convertible into one share of common stock at the option of the holder, and will automatically convert into common stock at the consummation of Registrant's initial public offering. These shares were exempt from registration under Rule 506 of the Securities Act.

  . In April 2000, the Registrant sold a total of 9,468,252 shares of Series C preferred stock at a price of $5.246 per share to 23 investors. The aggregate purchase price of the sold securities was $49,670,449. Each share of Series C preferred stock is convertible into one share of common stock at the option of the holder, and will automatically convert into common stock at the consummation of Registrant's initial public offering. These shares were exempt from registration under Rule 506 of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

Exhibits

 Exhibit
 Number                         Description of Document
 -------                        -----------------------
  1.1*   Form of Underwriting Agreement

  3.1    Amended and Restated Certificate of Incorporation of PeoplePC

  3.2*   Form of Amended and Restated Certificate of Incorporation of PeoplePC
          to be filed immediately after the closing of the offering

  3.3    Bylaws of PeoplePC

  4.1*   Specimen Common Stock Certificate

  5.1*   Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

 10.1*   1999 Stock Plan and forms of agreements thereunder

 10.2*   2000 Stock Plan and forms of agreements thereunder

 10.3*   2000 Employee Stock Purchase Plan


 Exhibit
 Number                          Description of Document
 -------                         -----------------------
 10.4**  Sales Finance Agreement, dated as of February 29, 2000, between
          PeoplePC and MBNA America Bank, N.A.

 10.5    Form of Indemnification Agreement

 10.6    Office Lease, dated as of June 3, 1999, between PeoplePC and Pine
          Street Investors, L.L.C.

 10.7    First Amendment to Office Lease, dated as of January 14, 2000, between
          PeoplePC and Pine Street Investors, L.L.C.
 10.8*   Amended and Restated Investor Rights Agreement, dated April 5, 2000

 23.1    Consent of PricewaterhouseCoopers LLP

 23.2*   Consent of Wilson Sonsini Goodrich & Rosati (included in Exhibit 5.1)

 24.1    Power of Attorney (see signature page)

 27.1    Financial Data Schedule

--------
*  To be filed by amendment.
** Confidential treatment requested.

Financial Statement Schedules

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

  The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the Offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, County of San Francisco, State of California, on the 5th day of April 2000.

                                          PEOPLEPC

                                                     /s/ Nick Grouf
                                          By: _________________________________
                                                         Nick Grouf
                                                  Chief Executive Officer
                                               (Principal Executive Officer)

                               POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nick Grouf and Glen Kohl, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

              Signature                         Title                Date
              ---------                         -----                ----


          /s/ Nick Grouf              Chairman of the Board,     April 5, 2000
 ____________________________________  Chief Executive Officer
              Nick Grouf               and Director (Principal
                                       Executive Officer,
                                       Principal Financial and
                                       Accounting Officer)

       /s/ Ronald D. Fisher           Director                   April 5, 2000
 ____________________________________
           Ronald D. Fisher

         /s/ John Sculley             Director                   April 5, 2000
 ____________________________________
             John Sculley

       /s/ Michael J. Price           Director                   April 5, 2000
 ____________________________________
           Michael J. Price

       /s/ Bradley A. Feld            Director                   April 5, 2000
 ____________________________________
           Bradley A. Feld

                               INDEX TO EXHIBITS

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
  1.1*   Form of Underwriting Agreement

  3.1    Amended and Restated Certificate of Incorporation of PeoplePC

  3.2*   Form of Amended and Restated Certificate of Incorporation of PeoplePC
          to be filed immediately after the closing of the offering

  3.3    Bylaws of PeoplePC

  4.1*   Specimen Common Stock Certificate

  5.1*   Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

 10.1*   1999 Stock Plan and forms of agreements thereunder

 10.2*   2000 Stock Plan and forms of agreements thereunder

 10.3*   2000 Employee Stock Purchase Plan

 10.4**  Sales Finance Agreement, dated as of February 29, 2000, between
          PeoplePC and MBNA America Bank, N.A.

 10.5    Form of Indemnification Agreement

 10.6    Office Lease, dated as of June 3, 1999, between PeoplePC and Pine
          Street Investors, L.L.C.

 10.7    First Amendment to Office Lease, dated as of January 14, 2000, between
          PeoplePC and Pine Street Investors, L.L.C.
 10.8*   Amended and Restated Investor Rights Agreement dated April 5, 2000

 23.1    Consent of PricewaterhouseCoopers LLP

 23.2*   Consent of Wilson Sonsini Goodrich & Rosati (included in Exhibit 5.1)

 24.1    Power of Attorney (see signature page)

 27.1    Financial Data Schedule

--------
*  To be filed by amendment.
** Confidential treatment requested.